      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        AMERICAN DISPOSAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4953                  13-3858494
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                              745 MCCLINTOCK DRIVE
                                   SUITE 305
                           BURR RIDGE, ILLINOIS 60521
                                 (708) 655-1105
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ANN L. STRAW, ESQ.
                        AMERICAN DISPOSAL SERVICES, INC.
                              745 MCCLINTOCK DRIVE
                                   SUITE 305
                           BURR RIDGE, ILLINOIS 60521
                                 (708) 655-1105
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:

        Stephen W. Rubin, Esq.                   Howard L. Shecter, Esq.
Proskauer Rose Goetz & Mendelsohn LLP          Morgan, Lewis & Bockius LLP
            1585 Broadway                            101 Park Avenue
       New York, New York 10036                  New York, New York 10178
            (212) 969-3000                            (212) 309-6000

                           --------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
    As soon as possible after the Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM
                       TITLE OF EACH CLASS OF                               AGGREGATE               AMOUNT OF
                    SECURITIES TO BE REGISTERED                         OFFERING PRICE (1)       REGISTRATION FEE
Common Stock, par value $.01 per share..............................       $44,275,000              $15,268.00

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        AMERICAN DISPOSAL SERVICES, INC.
                     CROSS REFERENCE SHEET SHOWING LOCATION
           IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

REGISTRATION STATEMENT ITEM AND HEADING                                                 LOCATION IN PROSPECTUS
- ------------------------------------------------------------------------  --------------------------------------------------
       1.  Forepart of the Registration Statement and Outside Front
            Cover Page of Prospectus....................................  Facing Page of Registration Statement; Cross
                                                                           Reference Sheet; Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of Prospectus......  Inside Front Cover Page; Outside Back Cover Page
       3.  Summary Information, Risk Factors and Ratio of Earnings to
            Fixed Charges...............................................  Prospectus Summary; Risk Factors; The Company
       4.  Use of Proceeds..............................................  Use of Proceeds
       5.  Determination of Offering Price..............................  Underwriting
       6.  Dilution.....................................................  Dilution
       7.  Selling Security Holders.....................................  Not applicable
       8.  Plan of Distribution.........................................  Outside Front Cover Page; Underwriting
       9.  Description of Securities to be Registered...................  Description of Capital Stock
      10.  Interest of Named Experts and Counsel........................  Not applicable
      11.  Information With Respect to the Registrant
                 (a)  Description of Business...........................  Prospectus Summary; Business; Management's
                                                                           Discussion and Analysis of Financial Condition
                                                                           and Results of Operations
                 (b)  Description of Property...........................  Business
                 (c)  Legal Proceedings.................................  Business
                 (d)  Dividends and Related Stockholder Matters.........  Risk Factors; Capitalization; Dividend Policy;
                                                                           Description of Capital Stock
                 (e)  Financial Statements..............................  Consolidated Financial Statements; Unaudited
                                                                           Interim Condensed Consolidated Financial
                                                                           Statements; Unaudited Pro Forma Consolidated
                                                                           Financial Statements; Financial Statements of
                                                                           Acquired Companies (CDI Acquisition)
                 (f)  Selected Financial Data...........................  Prospectus Summary; Selected Consolidated
                                                                           Financial Data
                 (g)  Supplementary Financial Information...............  Not applicable
                 (h)  Management's Discussion and Analysis of Financial
                       Condition and Results of Operations..............  Management's Discussion and Analysis of Financial
                                                                           Condition and Results of Operations
                 (i)  Changes in and Disagreements with Accountants on
                       Accounting and Financial Disclosure..............  Experts
                 (j)  Directors and Executive Officers..................  Management
                 (k)  Executive Compensation............................  Management
                 (l)  Security Ownership of Certain Beneficial Owners
                       and Management...................................  Principal Stockholders; Shares Eligible for Future
                                                                           Sale
                 (m)  Certain Relationships and Related Transactions....  Certain Transactions
      12.  Disclosure of Commission Position on Indemnification for
            Securities Act Liabilities..................................  Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 31, 1996

                                2,750,000 SHARES

                                     [LOGO]

                        AMERICAN DISPOSAL SERVICES, INC.

                                  COMMON STOCK
                                 --------------

    All of the shares of Common Stock offered hereby are being issued and sold by American Disposal Services, Inc. (the "Company"). It is currently estimated that the initial public offering price will be between $12 and $14 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

    Prior to this offering, there has been no public market for the Common Stock of the Company. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the trading symbol "ADSI."

    SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.
                              -------------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
 AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION,  NOR  HAS THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
     PASSED   UPON   THE   ACCURACY  OR   ADEQUACY   OF   THIS  PROSPECTUS.
      ANY  REPRESENTATION  TO   THE  CONTRARY  IS   A  CRIMINAL   OFFENSE.

- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------

                                        PRICE TO         UNDERWRITING        PROCEEDS TO
                                         PUBLIC          DISCOUNT (1)        COMPANY (2)
- -------------------------------------------------------------------------------------------
Per Share.........................          $                  $                  $
Total (3).........................          $                  $                  $
- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the offering payable by the Company estimated at $1,000,000.

(3) The Underwriters have been granted an option, exercisable within 30 days from the date hereof, to purchase up to 412,500 additional shares of Common Stock, at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting
    Discount  and Proceeds  to Company  will be  $             , $           and
    $         , respectively. See "Underwriting."
                              -------------------

    The shares of Common Stock are offered by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will be made
against payment on or about             , 1996, at the offices of Oppenheimer  &
Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.
                              -------------------
OPPENHEIMER & CO., INC.                                          CS FIRST BOSTON

               The date of this Prospectus is             , 1996.

                                  [INSERT MAP]

                              -------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMPANY'S COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

    The Company intends to furnish its stockholders annual reports containing financial statements audited by its independent certified public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION, SHARE AND PER SHARE DATA IN THIS
PROSPECTUS: (I) GIVE EFFECT TO AN EXCHANGE OF THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE ("COMMON STOCK"), IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY, EFFECTIVE AS OF JANUARY 1, 1996; (II) GIVE EFFECT TO A 13.5 FOR 1 STOCK SPLIT; (III) EXCLUDE 1,085,070 SHARES OF COMMON STOCK OF THE COMPANY ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS AND STOCK OPTIONS; AND (IV) ASSUME NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. AS USED IN THIS PROSPECTUS, THE TERMS "COMPANY" AND "AMERICAN DISPOSAL SERVICES" REFER COLLECTIVELY TO AMERICAN DISPOSAL SERVICES, INC. AND ITS SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES.
                            ------------------------

                                  THE COMPANY

    American Disposal Services is a regional, integrated, non-hazardous solid waste services company that provides solid waste collection, transfer and disposal services primarily in the Midwest. The Company owns five solid waste landfills and owns, operates or has exclusive contracts to receive waste from seven transfer stations. The Company's landfills and transfer stations are supported by its collection operations, which serve over 85,000 residential, commercial and industrial customers.

    The Company began its operations in the Midwest and currently has operations in Arkansas, Illinois, Kansas, Missouri, Ohio, Oklahoma and Pennsylvania. The Company has adopted an acquisition-based growth strategy, and intends to continue its expansion in its existing and proximate markets. A cornerstone of the Company's growth strategy is to identify and acquire solid waste landfills located in secondary markets that are within approximately 125 miles of significant metropolitan centers and to secure dedicated waste streams for such landfills by acquisition or development of transfer stations and acquisition of collection companies. The Company expects the current consolidation trends in the solid waste industry to continue as many independent landfill and collection operators lack the capital resources, management skills and technical expertise necessary to operate in compliance with increasingly stringent environmental and other governmental regulations. Due in part to this consolidation, the Company believes that significant opportunities exist to expand and further integrate its operations in each of its existing markets. Since January 1993, the Company has acquired 20 solid waste businesses, including four solid waste landfills, 15 solid waste collection companies and one transfer station.

    The Company's operating program involves a four-step process: (i) acquiring solid waste landfills in its target markets; (ii) securing captive waste streams for its landfills through the acquisition or development of transfer stations serving those markets, through acquisitions of collection companies and by entering into long-term contracts directly with customers or collection companies; (iii) making "tuck-in" acquisitions of collection companies to further penetrate its target markets; and (iv) integrating these businesses into the Company's operations to achieve operating efficiencies and economies of scale. The implementation of the Company's operating program is substantially complete in its Missouri region (which also includes Arkansas, Kansas and Oklahoma), where the Company has completed the acquisition of 12 collection companies and the acquisition or development of three transfer stations. The Company is in the initial phases of its operating program in the Illinois, Ohio and Pennsylvania regions in which the Company began operations in 1995.

    The Company's operating strategy emphasizes the integration of its solid waste collection and disposal operations and the internalization of waste collected. One of the Company's goals is for its captive waste streams (including the Company's collection operations and third party haulers operating under long-term contracts) to provide in excess of 50% of the volume of solid waste disposed of at each of its landfills. During the three months ended March 31, 1996, the Company's captive waste constituted an average of approximately 63% of the solid waste disposed of at its landfills.

    Each member of the Company's senior operating management team has worked at a senior level in the solid waste industry in the Midwest for over 10 years.

                                  THE OFFERING

Common Stock offered..............  2,750,000 shares
Common Stock outstanding after the
 Offering.........................  8,426,901 shares (1)
Use of proceeds...................  Reduction of indebtedness, acquisitions, working capital and general corporate purposes.
Proposed Nasdaq National Market
 symbol...........................  ADSI

- ------------------------
(1) Does not include 1,085,070 shares of Common Stock issuable upon the exercise of warrants and stock options outstanding as of March 31, 1996.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       PRO FORMA     THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,       YEAR ENDED         MARCH 31,
                                                     -------------------------------  DECEMBER 31,  ---------------------
                                                       1993       1994       1995       1995 (1)      1995        1996
                                                     ---------  ---------  ---------  ------------  ---------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues...........................................  $   7,730  $  18,517  $  30,004   $   44,500   $   5,034  $  11,724
Cost of operations.................................      5,750     12,647     17,286       22,330       3,047      6,108
Selling, general and administrative expenses.......      1,646      4,910      5,882        9,493       1,080      1,935
Depreciation and amortization expense..............      1,166      3,226      6,308       13,040         984      2,718
                                                     ---------  ---------  ---------  ------------  ---------  ----------
Operating income (loss)............................       (832)    (2,266)       528         (363)        (77)       963
Interest expense...................................       (417)    (1,497)    (3,030)      (5,314)       (511)    (1,617)
Interest income....................................         35          2        189          189           4         78
                                                     ---------  ---------  ---------  ------------  ---------  ----------
Loss before income taxes and extraordinary item....     (1,214)    (3,761)    (2,313)      (5,488)       (584)      (576)
Income tax benefit (expense).......................        391      1,372       (332)        (332)        156        160
                                                     ---------  ---------  ---------  ------------  ---------  ----------
Loss before extraordinary item.....................       (823)    (2,389)    (2,645)  $   (5,820)       (428)      (416)
                                                                                      ------------
                                                                                      ------------
Extraordinary item -- gain (loss) on early
 retirement of debt................................         74         --       (908)                      --         --
                                                     ---------  ---------  ---------                ---------  ----------
Net loss...........................................       (749)    (2,389)    (3,553)                    (428)      (416)
Preferred stock dividend requirement of
 subsidiary........................................         --         --       (190)                      --        (63)
                                                     ---------  ---------  ---------                ---------  ----------
Net loss to common stockholders....................  $    (749) $  (2,389) $  (3,743)               $    (428) $    (479)
                                                     ---------  ---------  ---------                ---------  ----------
                                                     ---------  ---------  ---------                ---------  ----------
Pro forma net loss per share of common stock.......                                    $     (.96)
                                                                                      ------------
                                                                                      ------------
Pro forma weighted average common stock and common
 stock equivalent shares used to calculate per
 share amounts.....................................                                     6,065,445
                                                                                      ------------
                                                                                      ------------

OTHER DATA:
EBITDA (2).........................................  $     334  $     960  $   6,836   $   12,677   $     907  $   3,681
EBITDA margin (3)..................................        4.3%       5.2%      22.8%        28.5%       18.0%      31.4%

                                                                                              MARCH 31, 1996
                                                                                       ----------------------------
                                                                                         ACTUAL     AS ADJUSTED (4)
                                                                                       -----------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents............................................................   $   6,706      $  17,830
Working capital (deficit)............................................................      (9,558)        16,440
Property and equipment, net..........................................................      81,696         81,696
Total assets.........................................................................     115,432        128,555
Long-term debt, net of current portion...............................................      49,006         46,664
Redeemable preferred stock of subsidiary.............................................       1,908             --
Total stockholders' equity...........................................................      33,318         65,566

- ------------------------
(1) Pro forma information for the year ended December 31, 1995 gives effect to the CDI Acquisition (as defined in "The Company") and borrowings outstanding under the Credit Facility (as defined in "Risk Factors -- Significant Leverage") and the application of the net proceeds therefrom, as if each of the foregoing had occurred or been in effect on January 1, 1995. See the Pro Forma Consolidated Statement of Operations and related notes included elsewhere herein.

(2) EBITDA represents operating income plus depreciation and amortization. While EBITDA data should not be construed as a substitute for operating income, net income (loss) or cash flows from operations in analyzing the Company's operating performance, financial position and cash flows, the Company has included EBITDA data (which are not a measure of financial performance under generally accepted accounting principles) because it understands that such data are commonly used by certain investors to evaluate a company's performance in the solid waste industry.

(3)  EBITDA margin represents EBITDA expressed as a percentage of revenues.

(4) Adjusted to give effect to borrowings outstanding under the Credit Facility and the application of the net proceeds therefrom, and the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." See "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS -- INTRODUCTION," "BUSINESS -- INDUSTRY BACKGROUND," "BUSINESS -- STRATEGY," "BUSINESS -- ACQUISITION PROGRAM," "BUSINESS -- OPERATIONS" AND "BUSINESS -- ENVIRONMENTAL REGULATIONS" AS WELL AS IN THE PROSPECTUS GENERALLY. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE
FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

ABILITY TO MANAGE GROWTH

    The Company's goal is to increase the scale of its operations significantly through the acquisition of other solid waste businesses and through internal growth. Consequently, the Company may experience periods of rapid growth with significantly increased staffing level requirements. Such growth could place a significant strain on the Company's management and on its operational, financial and other resources. The Company's ability to maintain and manage its growth effectively will require it to develop its management information systems capabilities and improve its operational and financial systems and controls. Moreover, the Company will need to attract, train, motivate, retain and manage its senior managers, technical professionals and other employees. Any failure to expand its management information system capabilities, to implement and improve its operational and financial systems and controls or to recruit appropriate additional personnel in an efficient manner at a pace consistent with the Company's business growth would have a material adverse effect on the Company's business, financial condition and results of operations.

AVAILABILITY OF ACQUISITION TARGETS; INTEGRATION OF FUTURE ACQUISITIONS

    The Company's ongoing acquisition program is a key element of its acquisition-based growth strategy for expanding its solid waste management services. Consequently, the future growth of the Company depends in large part upon the successful continuation of this acquisition program. The Company may encounter substantial competition in its efforts to acquire landfills, transfer stations and collection companies. There can be no assurance that the Company will succeed in locating or acquiring appropriate acquisition candidates at price levels and on terms and conditions that the Company considers appropriate. In addition, if in the future the Company is successful in acquiring targeted companies, it will need to integrate these acquired companies into the Company's operations. There can be no assurance that the Company will successfully integrate future acquisitions into its operations. See "Business -- Strategy," "-- Acquisition Program" and "-- Competition."

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

    Following the Exchange (as defined in "The Company"), the Company began operating as a consolidated entity effective as of January 1, 1996. Prior to 1996, the Company's operations were conducted by ADS, Inc. and County Disposal, Inc., two subsidiaries of the Company, the operations of which were acquired by the Company's stockholders in 1993 and 1995, respectively. Accordingly, the Company has a limited history of operating as a consolidated entity. The Company has recorded net losses to common stockholders of approximately $749,000, $2.4 million and $3.6 million during the fiscal years ended December 31, 1993, 1994 and 1995, respectively. Since January 1993, the Company has acquired 20 companies (three of which were acquired after December 31, 1995). The 17 companies acquired prior to December 31, 1995 collectively comprised $29.6 million, or 98.7%, of the Company's revenues in the year ended December 31, 1995 and $113.4 million, or 98.3%, of the Company's assets at March 31, 1996. See "Business -- Acquisition Program." The financial position and results of operations of the Company will depend to a large extent on the Company's ability to integrate these acquired operations effectively, to realize expected efficiencies and economies of scale and to conduct its operations successfully as a consolidated entity. There can be no assurance that the Company's efforts to integrate these operations will be effective, that expected efficiencies and economies of scale will be realized or that the Company will be able to consolidate successfully its operations. The failure to achieve any of these results could have a material adverse effect on the Company's business, financial condition and results of operations.

SIGNIFICANT LEVERAGE

    The Company has incurred significant debt obligations in connection with financing its acquisitions and business growth. In May 1996 the Company entered into an $87 million revolving credit and term loan facility with Internationale Nederlanden (U.S.) Capital Corporation, as administrative agent, and Morgan Guaranty Trust Company of New York, as documentation agent (the "Credit Facility"). As of March 31, 1996, the Company's consolidated indebtedness was $67.6 million, its consolidated total assets were $115.4 million and its stockholders' equity was $33.3 million (or $48.5, $128.6 and $65.6 million, respectively, as adjusted to give effect to borrowings outstanding under the Credit Facility and the application of the net proceeds therefrom, and the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds"). During the three months ended March 31, 1996, the Company's operating income plus depreciation and amortization ("EBITDA") was $3.7 million, and interest expense during this period was $1.6 million. The Company's ability to meet its debt service obligations and to reduce its total debt will depend upon its future performance, which, in turn, will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond the Company's control. If the Company fails to generate sufficient cash flow to repay its debt, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing or any additional financing could be obtained on terms favorable to the Company or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION

    The solid waste collection and disposal business is highly competitive and requires substantial amounts of capital. The Company competes with numerous solid waste management companies, many of which are significantly larger and have greater financial resources than the Company. The Company also competes with those counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These counties, municipalities and solid waste districts may have financial advantages due to the availability to them of user fees, charges or tax revenues and the greater availability to them of tax-exempt financing. In addition, competitors may reduce the price of their services in an effort to expand market share or to win competitively bid municipal contracts. There can be no assurance that the Company will be able to compete successfully. See "Business -- Competition."

CAPITAL REQUIREMENTS AND LIMITED WORKING CAPITAL

    The Company's acquisition-based growth strategy has resulted in a steady increase in its capital requirements, and such increase may continue in the future as the Company pursues its strategy. The Company has incurred working capital deficits in the past, and there can be no assurance that its available working capital will be sufficient in the future as it pursues its growth strategy. At March 31, 1996, the Company had a working capital deficit of approximately $9.6 million. For calendar year 1996, the Company expects to spend approximately $13 million for capital expenditures. To the extent that internally generated cash, the cash available to the Company from the net proceeds of the Offering and cash available under the Credit Facility are not sufficient to provide the cash required for future operations, capital expenditures, acquisitions, debt repayment obligations and financial assurance obligations, the Company will require additional equity or debt financing in order to provide such cash. There can be no assurance, however, that such financing will be available or, if available, will be on terms satisfactory to the Company. Where appropriate, the Company may seek to minimize the use of cash to finance its acquisitions by using capital stock, assumption of indebtedness or notes. However, there can be no assurance the owners of the businesses the Company may wish to acquire will be willing to accept non-cash consideration in whole or in part. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Acquisition Program."

DEPENDENCE ON THIRD PARTY COLLECTION OPERATIONS

    A portion of the solid waste delivered to the Company's landfills is delivered by third party collection companies under informal arrangements or without long-term contracts. If these third parties discontinued their arrangements with the Company and if the Company were unable to replace these third party arrangements without incurring significant additional costs, the Company's business, financial condition and results of operations might be materially adversely affected.

LIMITATIONS ON EXPANSION

    The Company's operating program depends on its ability to expand and develop its landfills, transfer stations and collection operations. The process of obtaining permits to operate or expand solid waste landfills and transfer stations has become increasingly difficult and expensive, often taking several years, requiring numerous hearings and compliance with zoning, environmental and other regulatory measures, and often being subject to resistance from citizen or other groups. There can be no assurance that the Company will be successful in obtaining the permits it requires or that such permits will not contain onerous terms and conditions. An inability to receive such permits could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Extensive Environmental and Land Use Laws and Regulations." In some areas, suitable land may be unavailable for new landfill sites. There can be no assurance that the Company will be successful in obtaining new landfill sites or expanding the permitted capacity of its current landfills once its landfill capacity has been consumed. In such event, the Company could be forced to dispose of collected waste at landfills operated by its competitors, which could have a material adverse effect on the Company's landfill revenues and collection expenses. See "Business -- Operations -- Landfills."

EXTENSIVE ENVIRONMENTAL AND LAND USE LAWS AND REGULATIONS

    The Company is subject to extensive and evolving environmental and land use laws and regulations, which have become increasingly stringent in recent years as a result of greater public interest in protecting and cleaning up the environment. These laws and regulations affect the Company's business in many ways, including as set forth below. See "Business -- Environmental Regulations" for further information concerning the matters set forth below.

    EXTENSIVE PERMITTING REQUIREMENTS. In order to develop and operate a landfill or other solid waste management facility, it is necessary to obtain and maintain in effect one or more facility permits and other governmental approvals, including those related to zoning, environmental and land use. In addition, the Company may be required to obtain similar permits and approvals in order to expand its existing landfill and solid waste management operations. These permits and approvals are difficult and time consuming to obtain and are frequently subject to community opposition, opposition by various local elected officials or citizens and other uncertainties. In addition, after an operating permit for a landfill or other facility is obtained, the permit may be subject to modification or revocation by the issuing agency, and it may be necessary to obtain periodically a renewal of the permit, which may reopen opportunities for opposition to the permit. Moreover, from time to time, regulatory agencies may delay the review or grant of these required permits or approvals or may modify the procedures or increase the stringency of the standards applicable to its review or grant of such permits or approvals. In addition, the Company may not be able to ensure that its landfill operations are included and remain in the solid waste management plan of the state or county in which such operations are conducted. The Company may also have difficulty obtaining host agreements with counties or local communities, or existing host communities may demand modifications of existing host agreements in connection with planned expansions, either of which could increase the Company's costs and reduce its margins. There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, including permits or approvals required for planned landfill expansions, and the failure by the Company to obtain or maintain in effect a permit significant to its business could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    DESIGN, OPERATION AND CLOSURE REQUIREMENTS. The design, operation and closure of landfills are subject to extensive regulations. These regulations include, among others, the regulations (the "Subtitle D Regulations") establishing minimum federal requirements adopted by the United States Environmental Protection Agency (the "EPA") in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"). The Subtitle D Regulations generally became effective on October 9, 1993 (except for certain municipal solid waste landfills accepting less than 100 tons per day, as to which the effective date was April 9, 1994, and new financial assurance requirements, which are scheduled to become effective April 9, 1997). The
Subtitle D Regulations require all states to adopt regulations regarding landfill design, operation and closure requirements that are as stringent as, or more stringent than, the Subtitle D Regulations. All states in which the Company's landfills are located have in place extensive landfill regulations consistent with the Subtitle D requirements. These federal and state regulations require the Company to design the landfill in accordance with stringent technical requirements, monitor groundwater, post financial assurances, and fulfill landfill closure and post-closure obligations. These regulations could also require the Company to undertake investigatory, remedial and monitoring activities, to curtail operations or to close a landfill temporarily or permanently. Furthermore, future changes in these regulations may require the Company to modify, supplement, or replace equipment or facilities at costs which may be substantial.

    LEGAL AND  ADMINISTRATIVE  PROCEEDINGS.    In the  ordinary  course  of  its
business, the Company may become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These may include proceedings by federal, state or local agencies seeking to impose civil or criminal penalties on the Company for violations of such laws and regulations, or to impose liability on the Company under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") or comparable state statutes, or to revoke or deny renewal of a permit; actions brought by citizens' groups, adjacent landowners or governmental entities opposing the issuance of a permit or approval to the Company or alleging violations of the permits pursuant to which the Company operates or laws or regulations to which the Company is subject; and actions seeking to impose liability on the Company for any environmental damage at its landfill sites or that its landfills or other properties may have caused to adjacent landowners or others, including groundwater or soil contamination. The Company could incur substantial legal expenses during the course of the aforementioned proceedings, and the adverse outcome of one or more of these proceedings could materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Legal Proceedings."

    During the ordinary course of its operations, the Company has from time to time received, and expects that it may in the future receive, citations or notices from governmental authorities that its operations are not in compliance with its permits or certain applicable environmental or land use laws and regulations. The Company generally seeks to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that the Company will always be successful in this regard, and the failure to resolve a significant issue could result in one or more of the
adverse  consequences   to  the   Company  described   below  under   "Potential
Liabilities."

    POTENTIAL LIABILITIES. There may be various adverse consequences to the Company in the event that a facility owned or operated by the Company (or a predecessor owner or operator whose liabilities the Company may have acquired expressly or under successor liability theories) causes environmental damage, in the event that waste transported by the Company (or a predecessor) causes environmental damage at another site, in the event that the Company fails (or a predecessor failed) to comply with applicable environmental and land use laws and regulations or the terms of a permit or outstanding consent order or in the event the Company's owned or operated facility or the soil or groundwater thereunder is or becomes contaminated. These may include the imposition of substantial monetary penalties on the Company; the issuance of an order requiring the curtailment or termination of the operations involved or affected; the revocation or denial of permits or other approvals necessary for continued operation or landfill expansion; the imposition of liability on the Company in respect of any environmental damage (including groundwater or soil contamination) at its landfill sites or that its landfills or other facilities or other Company-owned or operated facilities caused to adjacent landowners or others or environmental damage at another site associated with waste transported by the Company; the imposition of liability on the Company under

CERCLA or under comparable state laws; and criminal liability for the Company or its officers. Any of the foregoing could materially adversely affect the Company's business, financial condition and results of operations.

    As described under "Business -- Environmental Regulations," CERCLA and analogous state laws impose retroactive strict joint and several liability on various parties that are, or have been, associated with a site from which there has been, or is threatened, a release of any hazardous substance (as defined by CERCLA) into the environment. Liability under RCRA, CERCLA and analogous state laws may include responsibility for costs of site investigations, site cleanup, natural resources damages and property damages. Liabilities under RCRA, CERCLA and analogous state laws can be very substantial and, if imposed upon the Company, could materially adversely affect the Company's business, financial condition and results of operations.

    In the ordinary course of its landfill and waste management operations and in connection with its review of landfill and other operations to be acquired, the Company has discovered, and may in the future discover, indications of groundwater contamination at certain landfills. In such events, the Company would seek or be required to determine the magnitude and source of the problem and, if appropriate or required by applicable regulations, to design and implement measures to remedy, or halt the spread of, the contamination. There can be no assurance, however, that contamination discovered at a landfill or at other Company sites will not result in one or more of the adverse consequences to the Company described above.

    TYPE, QUANTITY AND SOURCE LIMITATIONS. Certain permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on the importation of out-of-state waste have not withstood judicial challenge. However, from time to time federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although such legislation has not yet been adopted by Congress, if this or similar legislation is enacted, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could materially adversely affect landfills within those states that receive a significant portion of waste originating from out-of-state.

    In addition, certain states and localities may for economic or other reasons restrict the exportation of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the United States Supreme Court held unconstitutional, and therefore invalid, a local ordinance that sought to impose flow controls on taking waste out of the locality. However, certain state and local jurisdictions continue to seek to enforce such restrictions and, in certain cases, the Company may elect not to challenge such restrictions based upon various considerations. In addition, the aforementioned proposed federal legislation would allow states and localities to impose certain flow control restrictions. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, which may materially adversely affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business, financial condition and results of operations could be materially adversely affected.

POTENTIAL LIABILITIES ASSOCIATED WITH ACQUISITIONS

    Although the Company performs an investigation of each business that it acquires, there may nevertheless be liabilities that the Company has not discovered or may be unable to discover, including liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, and for which the Company, as a successor owner, may be responsible. The Company seeks to minimize the impact of these liabilities by obtaining indemnities and warranties from the seller which may be supported by deferring payment of, or depositing into escrow, a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

DEPENDENCE ON SENIOR MANAGEMENT

    The Company is highly dependent on its senior management team. The loss of the services of any member of senior management may have a material adverse effect on the Company's business, financial condition and results of operations. In an effort to minimize this risk, the Company has entered into employment contracts with certain members of senior management. The Company does not maintain "key man" life insurance with respect to members of senior management except for a $2.0 million policy maintained on the Company's President.

LIMITS ON INSURANCE COVERAGE

    There can be no assurance that the Company's pollution liability insurance will provide sufficient coverage in the event an environmental claim were made against the Company or that the Company will be able to maintain in place such insurance at reasonable costs. An uninsured or underinsured claim of sufficient magnitude could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Liability Insurance and Bonding."

CAPITALIZED EXPENDITURES

    In accordance with generally accepted accounting principles, the Company capitalizes certain expenditures and advances relating to acquisitions, pending acquisitions and landfill development and expansion projects. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates will be recoverable, through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated, and any landfill development or expansion project that is not or not expected to be successfully completed. Therefore, the Company may be required to incur a charge against earnings in future periods, which charge, depending upon the magnitude thereof, could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a discussion of capitalized expenditures in connection with certain operations and projects.

ALTERNATIVES TO LANDFILL DISPOSAL

    Alternatives to landfill disposal, such as recycling and composting, are increasingly being used. In addition, incineration is an alternative to landfill disposal in certain of the Company's markets. There also has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain type of wastes, such as yard wastes, at landfills. These developments may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity or affect the prices that can be charged for landfill disposal services. For example, Illinois, Ohio and Pennsylvania, states in which the Company operates landfills, have adopted bans on the disposal of yard waste or leaves in landfills located in those states, and all of the states in which the Company operates landfills have adopted rules restricting or limiting disposal of tires at landfills. In addition, each of the states in which the Company operates landfills has adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. These recycling goals are being phased in over the next few years. These alternatives, if and when adopted and implemented, may have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business -- Environmental Regulations -- State and Local Regulations."

FINANCIAL ASSURANCE OBLIGATIONS

    The Company is required to post a performance bond or a bank letter of credit or to provide other forms of financial assurance in connection with closure and post-closure obligations with respect to landfills or its other solid waste management operations and may be required to provide such financial assurance in connection with municipal residential collection contracts. As of March 31, 1996, the Company had outstanding approximately $15 million of performance bonds and $90,000 in letters of credit. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts, or to provide other required forms of financial assurance, it would be unable to remain in compliance with the Subtitle D Regulations or comparable state requirements and, among other things, might be precluded from entering into certain municipal collection contracts and obtaining or holding landfill operating permits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Liability Insurance and Bonding."

SEASONALITY

    The Company's revenues tend to be somewhat lower in the winter months. This is primarily attributable to the fact that: (i) the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months; and (ii) the volume of industrial and residential waste in the regions where the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may delay the development of landfill capacity and otherwise result in the temporary suspension of certain of the Company's operations and could materially adversely affect the Company's overall business, financial condition and results of operations.

CONTROL BY EXISTING STOCKHOLDERS

    Immediately following the Offering, the Company's principal stockholders will beneficially own approximately 60% of the outstanding shares of the Company's Common Stock. See "Principal Stockholders." As a result, such persons will have the ability to exercise significant influence over all matters requiring stockholder approval, such as the election of directors, mergers and acquisitions. Such a high level of ownership by such persons and entities may have a significant effect in delaying, deferring or preventing a change in control of the Company.

ANTI-TAKEOVER PROVISIONS

    The Board of Directors may issue up to 5,000,000 shares of Preferred Stock in the future without stockholder approval upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock -- Undesignated Preferred Stock." In addition, following the Offering the Company will become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock -- Delaware Anti-Takeover Law and Certain Charter Provisions."

NO PRIOR TRADING MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations between the Company, and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after the Offering. See "Underwriting." The market price of the shares of Common Stock may be highly volatile and is likely to be affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new contracts by the Company, its competitors or their customers, government regulatory action, general market conditions and other factors. In addition, the stock market has from time-to-time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of solid waste disposal companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities.

IMMEDIATE AND SUBSTANTIAL DILUTION

    The assumed initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate and substantial net tangible book value dilution. To the extent that stock options and warrants (currently outstanding or subsequently granted) to purchase the Company's Common Stock are exercised, there may be further dilution. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICE

    Sale of substantial amounts of shares in the public market or the prospect of such sales could adversely affect the market price of the Company's Common Stock. Upon completion of the Offering, the Company will have outstanding 8,426,901 shares of Common Stock, of which the 2,750,000 shares offered hereby will be freely tradeable. All other outstanding shares are subject to lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Oppenheimer & Co., Inc. In its sole discretion and at any time without notice, Oppenheimer & Co., Inc. may release all or any portion of the shares subject to lock-up agreements. In addition, following 180 days after the Offering, the holders of 5,032,861 shares of Common Stock and warrants to purchase 215,455 shares of Common Stock have demand and "piggy-back" rights with respect to the registration of such shares of Common Stock for sale to the public. If such holders, by exercising their registration rights, cause a large number of shares to be sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. In addition, if the Company is required to include such shares in Company-initiated registration statements, this could have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sale" and "Underwriting." The Company intends to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), upon completion of the Offering or shortly thereafter, covering the sale of 1,100,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan. Upon completion of the Offering, there will be outstanding options to purchase a total of 869,615 shares of Common Stock and warrants to purchase a total of 215,455 shares of Common Stock. See "Management -- 1996 Stock Option Plan."

DIVIDEND POLICY

    The Company has never declared or paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

    American Disposal Services, Inc. was incorporated in the State of Delaware in November 1995. The Company is the sole stockholder of ADS, Inc., an Oklahoma corporation that was formed in January 1991 ("ADS"), and County Disposal, Inc., a Delaware corporation that was formed in April 1995 ("CDI"). The Company acquired all the shares of the common stock of ADS and CDI, effective as of January 1, 1996, in exchange for which the previous stockholders of ADS and CDI received shares of the Company's Common Stock (the "Exchange"). As part of the Exchange, all options and warrants that had previously been granted by ADS and CDI were cancelled in exchange for options and warrants granted by the Company. In addition, effective as of May 31, 1996, the Company completed a 13.5-for-1 stock split of the Company's Common Stock (the "Stock Split"; together with the Exchange, the "Restructuring").

    In January 1993, affiliates of Charterhouse Group International, Inc. ("Charterhouse") acquired a majority interest in ADS, the primary asset of which was the Pittsburg County landfill near McAlester, Oklahoma. In connection with the Charterhouse investment, ADS recruited the Company's President in January 1993, and assembled the balance of the Company's senior management team between 1993 and 1995. As a result of the management team's substantial experience in the solid waste industry and the financial expertise and capital provided by Charterhouse, the Company was able to finance its acquisition-based growth strategy, which from the outset focused on the identification and acquisition of solid waste landfills located in secondary markets. Using this strategy, CDI acquired three landfills in Illinois, Ohio and Pennsylvania in 1995 (the "CDI Acquisition"). Since January 1993, the Company has acquired 20 solid waste businesses, including four solid waste landfills, 15 solid waste collection companies and one transfer station.

    The Company's principal executive offices are located at 745 McClintock Drive, Suite 305, Burr Ridge, Illinois 60521, and its telephone number is (708) 655-1105.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Common Stock offered hereby, assuming an initial public offering price of $13.00 per share, after deducting underwriting discounts and offering expenses payable by the Company, are estimated to be approximately $32.2 million (approximately $37.2 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use such proceeds: (i) to pay approximately $16.1 million of the approximately $65.3 million expected to be outstanding under the Credit
Facility; and (ii) to apply the remaining approximately $16.1 million for acquisitions, working capital and general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." While the Company has entered into letters of intent for certain proposed acquisitions, these proposed transactions are not material to the Company's business.

    Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, investment-grade securities, including government obligations and money market instruments.

                                DIVIDEND POLICY

    The Company has never declared or paid any dividends on its Common Stock, and neither ADS nor CDI has declared or paid any dividends on its common stock. The Company and its Board of Directors currently intend to retain any earnings for use in the operation and expansion of the Company's business and do not anticipate paying any dividends on the Common Stock for the foreseeable future. The Credit Facility prohibits the payment of cash dividends without prior bank approval. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

    The net tangible book value of the Company's Common Stock as of March 31, 1996 was $15,761,000, or $2.78 per share. The "net tangible book value as adjusted" per share represents the amount of total tangible assets of the Company less total liabilities, divided by 8,426,901, the number of shares of Common Stock outstanding after the Offering, after giving effect to the sale of 2,750,000 shares of Common Stock offered hereby at an assumed public offering price of $13.00 per share and application of the estimated net proceeds therefrom. The net tangible book value as adjusted of the Company as of March 31, 1996 would have been $48,009,000 or $5.70 per share. This represents an immediate increase in net tangible book value as adjusted of $2.92 per share to existing stockholders and an immediate dilution of $7.30 per share to new investors purchasing shares in the Offering.

    The following table illustrates the dilution per share as described above:

Assumed public offering price.......................................             $   13.00
  Net tangible book value before the Offering.......................  $    2.78
  Increase attributable to new investors............................       2.92
                                                                      ---------
Net tangible book value as adjusted after the Offering..............                  5.70
                                                                                 ---------
Dilution to new investors...........................................             $    7.30
                                                                                 ---------
                                                                                 ---------

    If the Underwriters' over-allotment option is exercised in full, the net tangible book value as adjusted will be $6.00 per share, resulting in dilution to new investors purchasing shares in the Offering of $7.00 per share.

    The following table sets forth, on an as adjusted basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total cash consideration paid to the Company and the average price per share paid by the existing stockholders and by new investors purchasing shares of Common Stock in the Offering, assuming an initial public offering price of $13.00 per share.

                                                     SHARES                   TOTAL CASH
                                                  PURCHASED (1)             CONSIDERATION           AVERAGE
                                             -----------------------  --------------------------     PRICE
                                               NUMBER      PERCENT       AMOUNT        PERCENT     PER SHARE
                                             ----------  -----------  -------------  -----------  -----------
Existing stockholders......................   5,676,901       67.4%   $  41,589,000       53.8%    $    7.33
New investors..............................   2,750,000       32.6%      35,750,000       46.2%    $   13.00
                                             ----------        ---    -------------        ---
    Total..................................   8,426,901        100%   $  77,339,000        100%
                                             ----------        ---    -------------        ---
                                             ----------        ---    -------------        ---

- ------------------------
(1) The foregoing table assumes no exercise of the Underwriters' over-allotment option or of warrants and stock options outstanding as of March 31, 1996. As of March 31, 1996, there were outstanding warrants and options to purchase an aggregate of 1,085,070 shares of Common Stock. To the extent that additional options are granted under the Company's 1996 Stock Option Plan, there could be further dilution to new investors if the exercise price of such options is less than the initial public offering price per share. See "Management -- 1996 Stock Option Plan."

                                 CAPITALIZATION

    The following table sets forth: (i) the actual capitalization of the Company at March 31, 1996; and (ii) the capitalization of the Company at March 31, 1996 as adjusted to reflect borrowings outstanding under the Credit Facility and the application of the net proceeds therefrom, and the sale of 2,750,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                                                      MARCH 31, 1996
                                                                                   ---------------------
                                                                                                  AS
                                                                                    ACTUAL     ADJUSTED
                                                                                   ---------  ----------
                                                                                      (IN THOUSANDS)
Current portion of long-term obligations.........................................  $   4,167  $    1,793
Note payable to stockholder......................................................     12,500          --
                                                                                   ---------  ----------
  Short term debt and current portion of long-term obligations...................  $  16,667  $    1,793
                                                                                   ---------  ----------
                                                                                   ---------  ----------
Long-term obligations............................................................  $  49,006  $   46,664
Redeemable preferred stock of subsidiary.........................................      1,908          --
Stockholders' equity (1):
  Preferred stock: 5,000,000 shares authorized; no shares issued or
   outstanding...................................................................         --          --
  Common stock: 20,000,000 shares authorized; 5,676,901 shares issued and
   outstanding; 8,426,901 shares issued and outstanding as adjusted..............         57          84
  Warrants outstanding...........................................................        107         107
  Additional paid-in capital.....................................................     41,532      73,753
  Accumulated deficit............................................................     (8,378)     (8,378)
                                                                                   ---------  ----------
    Total stockholders' equity...................................................     33,318      65,566
                                                                                   ---------  ----------
      Total capitalization.......................................................  $  84,232  $  112,230
                                                                                   ---------  ----------
                                                                                   ---------  ----------

- ------------------------
(1) Excludes 412,500 additional shares of Common Stock that may be sold pursuant to the Underwriters' over-allotment option and 1,085,070 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding warrants and stock options under the Company's 1996 Stock Option Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents selected consolidated statement of operations, balance sheet and other data of the Company for the periods presented. See "The Company" and the Notes to the consolidated financial statements included elsewhere herein for information concerning the basis of presentation. The following selected consolidated financial data as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992, are derived from audited consolidated financial statements that are not included herein. The selected consolidated financial data as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited but have been prepared on the same basis as the audited financial data and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for the full fiscal year.

                                                                                                                THREE
                                                                                                               MONTHS
                                                                                                             ENDED MARCH
                                                               YEARS ENDED DECEMBER 31,                          31,
                                            ---------------------------------------------------------------  -----------
                                               1991         1992         1993         1994         1995         1995
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues..................................  $      33    $     146     $   7,730    $  18,517    $  30,004    $   5,034
Cost of operations........................         22          249         5,750       12,647       17,286        3,047
Selling, general and administrative
 expenses.................................        167          625         1,646        4,910        5,882        1,080
Depreciation and amortization expense.....          9          100         1,166        3,226        6,308          984
                                            -----------  -----------  -----------  -----------  -----------  -----------
Operating income (loss)...................       (165)        (828)         (832)      (2,266)         528          (77)
Interest expense..........................         --          (26)         (417)      (1,497)      (3,030)        (511)
Interest income...........................         --           --            35            2          189            4
                                            -----------  -----------  -----------  -----------  -----------  -----------
Loss before income taxes and extraordinary
 item.....................................       (165)        (854)       (1,214)      (3,761)      (2,313)        (584)
Income tax benefit (expense)..............         --           --           391        1,372         (332)         156
                                            -----------  -----------  -----------  -----------  -----------  -----------
Loss before extraordinary item............       (165)        (854)         (823)      (2,389)      (2,645)        (428)
Extraordinary item -- gain (loss) on early
 retirement of debt.......................         --           --            74           --         (908)          --
                                            -----------  -----------  -----------  -----------  -----------  -----------
Net loss..................................       (165)        (854)         (749)      (2,389)      (3,553)        (428)
Preferred stock dividend requirement......         --           --            --           --         (190)          --
                                            -----------  -----------  -----------  -----------  -----------  -----------
Net loss applicable to common
 stockholders.............................  $    (165)   $    (854)    $    (749)   $  (2,389)   $  (3,743)   $    (428)
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------
Loss per share of common stock:
  Loss before extraordinary item..........  $    (.31)   $   (1.42)    $    (.51)   $    (.91)   $    (.76)   $    (.15)
                                            -----------  -----------  -----------  -----------  -----------  -----------
  Extraordinary item......................         --           --           .04           --         (.24)          --
                                            -----------  -----------  -----------  -----------  -----------  -----------
  Net loss................................  $    (.31)   $   (1.42)    $    (.47)   $    (.91)   $   (1.00)   $    (.15)
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------
Weighted average common stock and common
 stock equivalent shares used to calculate
 per share amounts........................    539,508        600,832    1,607,586    2,612,749    3,729,055    2,770,889

OTHER DATA:
EBITDA (1)................................  $    (156  ) $    (728  ) $      334   $      960   $    6,836   $      907
EBITDA margin (2).........................     (472.7  )%    (498.6  )%        4.3 %        5.2 %       22.8 %       18.0%


                                               1996
                                            -----------

STATEMENT OF OPERATIONS DATA:
Revenues..................................   $  11,724
Cost of operations........................       6,108
Selling, general and administrative
 expenses.................................       1,935
Depreciation and amortization expense.....       2,718
                                            -----------
Operating income (loss)...................         963
Interest expense..........................      (1,617)
Interest income...........................          78
                                            -----------
Loss before income taxes and extraordinary
 item.....................................        (576)
Income tax benefit (expense)..............         160
                                            -----------
Loss before extraordinary item............        (416)
Extraordinary item -- gain (loss) on early
 retirement of debt.......................          --
                                            -----------
Net loss..................................        (416)
Preferred stock dividend requirement......         (63)
                                            -----------
Net loss applicable to common
 stockholders.............................   $    (479)
                                            -----------
                                            -----------
Loss per share of common stock:
  Loss before extraordinary item..........   $    (.08)
                                            -----------
  Extraordinary item......................          --
                                            -----------
  Net loss................................   $    (.08)
                                            -----------
                                            -----------
Weighted average common stock and common
 stock equivalent shares used to calculate
 per share amounts........................    6,065,445
OTHER DATA:
EBITDA (1)................................  $    3,681
EBITDA margin (2).........................        31.4 %

                                                                                     DECEMBER 31,
                                                                 -----------------------------------------------------   MARCH 31,
                                                                   1991       1992       1993       1994       1995        1996
                                                                 ---------  ---------  ---------  ---------  ---------  -----------
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................................  $     109  $      12  $   2,134  $     548  $   6,383   $   6,706
Working capital (deficit)......................................        118       (332)       788     (2,237)    (8,819)     (9,558)
Property and equipment, net....................................        393        467     15,156     17,062     81,250      81,696
Total assets...................................................        629        705     35,651     37,557    114,693     115,432
Long-term debt and capital lease obligations, net of current
 portion.......................................................         --         --     16,073     18,487     48,789      49,006
Redeemable preferred stock of subsidiary.......................         --         --         --         --      1,908       1,908
Stockholders' equity...........................................        585         89     12,531     12,132     33,855      33,318

- ------------------------------
(1) EBITDA represents operating income plus depreciation and amortization. While EBITDA data should not be construed as a substitute for operating income, net income (loss) or cash flows from operations in analyzing the Company's operating performance, financial position and cash flows, the Company has included EBITDA data (which are not a measure of financial performance under generally accepted accounting principles) because it understands that such data are commonly used by certain investors to evaluate a company's performance in the solid waste industry.

(2)  EBITDA margin represents EBITDA expressed as a percentage of revenues.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Consolidated Financial Data", the Company's Consolidated Financial Statements and the notes thereto and the Company's Pro Forma Financial Statements and the notes thereto, included elsewhere herein.

INTRODUCTION

    The Company has adopted an acquisition-based growth strategy that focuses on: (i) the identification and acquisition of solid waste landfills located in secondary markets that are within approximately 125 miles of significant metropolitan centers; and (ii) securing dedicated waste streams for such landfills by the acquisition or development of transfer stations and the acquisition of collection companies. The Company has completed 20 acquisitions since January 1993. All of these acquisitions were accounted for under the purchase method of accounting for business combinations. Accordingly, the amortization of goodwill and landfill airspace reflects the fair market value of the Company's assets at the time of their acquisition rather than their historical cost basis, and the results of operations for such acquired businesses are included in the Company's financial statements only from the applicable date of acquisition. As a result, the Company believes its historical results of operations for the periods presented are not directly comparable.

    There are several other aspects of the Company's growth strategy that cause management to believe that the Company's historical results of operations may not be consistent with future performance, including the following:

    - CONCENTRATION OF LANDFILL ASSETS. Since the CDI Acquisition, the mix of the Company's assets has been concentrated in landfills, as opposed to collection and transfer station operations. As a result of goodwill associated with the Company's acquisitions and the amortization expense associated with its landfill assets and closure obligations, the amount of depreciation and amortization as a percentage of the Company's revenues for the year ended December 31, 1995 and for the three months ended March 31, 1996 was relatively high as compared to other solid waste companies (21.0% and 23.2%, respectively). Management believes that this percentage is likely to decline as the Company penetrates the market in its Illinois, Ohio and Pennsylvania regions by acquiring or developing transfer stations, acquiring collection operations and making "tuck-in" acquisitions of collection companies.

    - MANAGEMENT CAPABILITIES. Since 1993, the Company has assembled a management team with substantial experience in the solid waste industry. The Company believes that its senior management team has the ability to manage the Company's operations as they expand. Therefore, the Company believes that the amount of selling, general and administrative expenses is likely to decline as a percentage of revenues as the Company grows.

    - CELL DEVELOPMENT COSTS. Cells developed to date at the landfills acquired in the CDI Acquisition have been constructed with double liner composite systems. The Company is exploring the possibility of using alternative design systems at its Ohio and Illinois landfills, which should result in lower cell development costs.

    Consistent with its operating program, the Company believes acquisitions of solid waste companies will have a positive impact on its future results of operations and, accordingly, believes that the Company's historical results should be considered in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto included elsewhere herein. Additionally, neither the historical nor the pro forma results of operations fully reflect the operating efficiencies and improvements that are expected to be achieved by integrating acquired businesses, internalizing waste flows to the Company's landfills and realizing other synergies. See "Business -- Strategy."

GENERAL

    REVENUES. The Company's revenues are attributable primarily to fees charged to customers for waste collection, transfer and disposal services. The Company's collection services are generally provided under direct agreements with its customers or pursuant to contracts with municipalities. Commercial and municipal contract terms, where used, generally range from one to five years and commonly have automatic renewal options. A relatively small portion of such agreements also provide for the prepayment of certain fees, which fees are reflected as deferred revenues. The table below shows for the periods indicated, the percentage of the Company's total revenues attributable to services provided:

                                                                                           THREE MONTHS ENDED MARCH
                                                          YEARS ENDED DECEMBER 31,                   31,
                                                    -------------------------------------  ------------------------
                                                       1993         1994         1995         1995         1996
                                                    -----------  -----------  -----------  -----------  -----------
Collection (1)....................................       57.8%        68.0%        55.3%        63.5%        39.4%
Transfer..........................................         --(2)       9.1          5.0          8.9          1.9
Landfill (1)......................................       42.2         22.8         39.0         27.0         58.5
Other.............................................         --          0.1          0.7          0.6          0.2
                                                        -----        -----        -----        -----        -----
    Total Revenues................................      100.0%       100.0%       100.0%       100.0%       100.0%
                                                        -----        -----        -----        -----        -----
                                                        -----        -----        -----        -----        -----

- ------------------------
(1) The portion of collection revenues attributable to disposal charges for waste collected by the Company and disposed of at the Company's landfills has been excluded from collection revenues and included in landfill revenues.

(2) In 1993, the Company did not separately account for its revenues from collection and transfer operations and, accordingly, revenues from transfer operations are reflected as collection revenues.

    A component of the Company's business strategy is to maximize internalization of waste it collects and thereby realize higher margins from its operations. By disposing of waste at Company-owned landfills, the Company retains the margin generated through disposal operations that would otherwise be earned by third-party landfills. During the three months ended March 31, 1996, 98% of the total tonnage collected by the Company was disposed of at Company-owned landfills. This represents approximately 29% of the total tonnage disposed of at Company-owned landfills in the three months ended March 31, 1996. During such period, 34% of the total tonnage disposed of at Company-owned landfills was delivered pursuant to long-term contracts.

    EXPENSES. Cost of operations include labor, maintenance and repairs, equipment and facility rent, utilities and taxes, the costs of ongoing environmental compliance, safety and insurance, disposal costs and costs of independent haulers transporting Company waste to disposal sites. Disposal costs include certain landfill taxes, host community fees, landfill site maintenance, fuel and other equipment operating expenses and provision for post-closure expenses, consisting of cap maintenance, groundwater monitoring, methane gas control and recovery and leachate treatment/disposal, anticipated to be incurred in the future.

    Selling, general and administrative ("SG&A") expenses include management, clerical and administrative compensation, overhead, sales costs, community relations expenses, provisions for estimated uncollectible accounts receivable and unrealizable acquisition costs and management fees paid to an affiliate of Charterhouse. Upon closing of the Offering, in lieu of paying such management fees, the Company will begin to pay a salary to the Company's Chairman (which should result in savings to the Company of approximately $300,000 per annum). See "Certain Transactions."

    Depreciation and amortization expense includes depreciation of fixed assets, closure costs and amortization of landfill airspace, goodwill, other intangibles and loan origination fees. The amount of landfill amortization expense related to airspace consumption can vary materially from landfill to landfill depending upon the purchase price, landfill configuration and cell development costs.

    Certain direct landfill development costs, such as engineering, upgrading, construction and permitting costs, are capitalized and amortized based on airspace consumed. All of the Company's capitalized expenditures relating to cell development and landfill expansion work are in connection with cells for which the Company holds a permit for development. The Company believes that the costs associated with engineering, owning and operating landfills will increase in the future as a result of federal, state and local regulation and a growing community awareness of the landfill permitting process. Although there can be no assurance, the

Company believes that it will be able to implement price increases sufficient to offset these increased expenses. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred.

    The Company capitalizes engineering, legal, accounting and other direct costs incurred in connection with potential acquisitions, accounted for using the purchase method for business combinations. The Company, however, routinely evaluates such capitalized costs and expenses those costs related to acquisitions not likely to occur. Indirect acquisition costs, such as executive salaries, general corporate overhead and other corporate services, are expensed as incurred.

    Accrued closure and post-closure costs represent an estimate of the current value of the future obligations associated with closure and post-closure monitoring of non-hazardous solid waste landfills currently owned by the Company. Site specific closure and post-closure engineering cost estimates are prepared annually for landfills owned by the Company. Estimated costs are accrued based on accepted tonnage as landfill airspace is consumed. The Company periodically updates its estimates of future closure and post-closure costs. These changes are accounted for on a prospective basis. The Company expects its closure and post-closure costs per ton to decrease as it expands landfill capacity and as such costs are amortized over greater airspace.

    The Company has estimated that, as of December 31, 1995, total costs for post-closure activities, including cap maintenance, groundwater monitoring, methane gas control and recovery and leachate treatment/disposal for up to 30 years after closure in certain cases, will approximate $11.3 million. In addition, the Company has estimated that, as of December 31, 1995, closure costs expected to occur during the operating lives of these facilities and expensed over these facilities' useful lives will approximate $28.4 million. At December 31, 1994 and 1995 and March 31, 1996, accruals for landfill closure and post-closure costs (including costs assumed through acquisitions) were approximately $1.1 million, $6.2 million and $6.6 million, respectively. The accruals reflect relatively young landfills with estimated remaining lives, based on current waste flows, that range from 4 to 46 years, and an estimated average remaining life of greater than 20 years.

RESULTS OF OPERATIONS

    The following table sets forth items in the Company's consolidated statement of operations as a percentage of revenues for the periods indicated.

                                                                                               THREE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,             MARCH 31,
                                                         ----------------------------------  ----------------------
                                                            1993        1994        1995        1995        1996
                                                         ----------  ----------  ----------  ----------  ----------
Revenues...............................................      100.0%      100.0%      100.0%      100.0%      100.0%
Cost of operations.....................................       74.4        68.3        57.6        60.5        52.1
Selling, general and administrative expenses...........       21.3        26.5        19.6        21.5        16.5
Depreciation and amortization expenses.................       15.1        17.4        21.0        19.6        23.2
                                                             -----       -----       -----       -----       -----
Operating income (loss)................................      (10.8)      (12.2)        1.8        (1.6)        8.2
Interest expense, net..................................       (4.9)       (8.1)       (9.5)      (10.0)      (13.1)
Income tax (expense) benefit...........................        5.0         7.4       (1.1)         3.1         1.4
Extraordinary gain (loss), net of income tax...........        1.0          --        (3.0)         --          --
                                                             -----       -----       -----       -----       -----
    Net loss...........................................       (9.7)%     (12.9)%     (11.8)%      (8.5)%      (3.5)%
                                                             -----       -----       -----       -----       -----
                                                             -----       -----       -----       -----       -----
EBITDA margin..........................................        4.3%        5.2%       22.8%       18.0%       31.4%

THREE MONTHS ENDED MARCH 31, 1996 AND 1995

    REVENUES. Revenues for the three months ended March 31, 1996 were $11.7 million compared to $5.0 million for the three months ended March 31, 1995. The increase in revenues is due primarily to the effects of the CDI Acquisition (which occurred after March 31, 1995). Revenues of $7.2 million for the 1996 period were generated from companies acquired since March 31, 1995, while revenues attributable to existing operations amounted to $4.5 million, a decrease of $492,000. This decrease was due primarily to the lapse of an exclusive contract with a transfer station in Oklahoma.

    COST OF OPERATIONS. Cost of operations for the three months ended March 31, 1996 was $6.1 million compared to $3.0 million for the three months ended March 31, 1995. This increase was attributable primarily to the associated increase in revenues described above. As a percentage of revenues, cost of operations decreased to 52.1% in the 1996 period from 60.5% in the 1995 period. The resulting increase in margins was due primarily to the Company's higher proportion of landfill operations (which generally have higher margins than disposal operations), with landfill revenues increasing from $1.4 million to $6.9 million and from 27.0% to 58.5% as a percentage of revenues. Margins also increased because of increased operating efficiencies resulting from the consolidation of hauling operations and the opening of new transfer stations in the Company's Missouri region.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased to $1.9 million for the three months ended March 31, 1996 compared to $1.1 million for the three months ended March 31, 1995. The aggregate increase in SG&A expenses resulted from expenses associated with the CDI Acquisition, and an increase in personnel and other expenses related to the anticipated growth of the Company. As a percentage of revenues, SG&A expenses decreased to 16.5% in the 1996 period from 21.5% in the 1995 period. The decrease in SG&A expenses as a percentage of revenues is due partially to a significant increase in revenue producing assets while corporate level personnel and other related expenses increased moderately. SG&A expenses in future periods should be positively affected by savings of approximately $300,000 per annum due to the termination, effective at the closing of the Offering, of the Company's management agreement with an affiliate of its principal stockholder. See "Certain Transactions."

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for the three months ended March 31, 1996 was $2.7 million compared to $1.0 million for the three months ended March 31, 1995. The increase in depreciation and amortization expense is due primarily to the CDI Acquisition which significantly increased landfill airspace amortization and provision for closure costs, and, to a lesser extent, the capital expenditures associated with such acquisition. See "-- Introduction." As a percentage of revenues, depreciation and amortization expense was 23.2% and 19.6% for the three months ended March 31, 1996 and March 31, 1995, respectively. The relatively high percentages are primarily due to the configuration of the Wheatland landfill during the three months ended March 31, 1995 and the high concentration of the Company's assets in landfills following the CDI Acquisition during the three months ended March 31, 1996. Net fixed assets increased to $81.7 million at March 31, 1996 from $17.3 million at March 31, 1995 and goodwill, net of accumulated amortization expense, increased to $15.6 million at March 31, 1996 from $13.6 million at March 31, 1995.

    NET INTEREST EXPENSE. Net interest expense was $1.5 million for the three months ended March 31, 1996 compared to $507,000 for the three months ended March 31, 1995. This increase is attributable to additional debt incurred to complete the CDI Acquisition.

    INCOME TAXES. The Company recorded an income tax benefit of $160,000 for the three months ended March 31, 1996 and $156,000 for the three months ended March 31, 1995 primarily due to the effects of differences in the treatment of goodwill for book and tax purposes.

YEARS ENDED DECEMBER 31, 1995 AND 1994

    REVENUES. Revenues in 1995 were $30.0 million compared to $18.5 million in 1994. The increase in revenues was due primarily to the effects of the CDI Acquisition and, to a lesser extent, price and volume increases attributable to existing operations. Revenues of $10.1 million in 1995 were generated from companies acquired during 1995, while increases in revenue attributable to operations acquired prior to 1996 amounted to $1.3 million.

    COST OF OPERATIONS. Cost of operations in 1995 was $17.3 million compared to $12.6 million in 1994. This increase in costs was attributable primarily to increases in the Company's revenues described above. As a percentage of revenues, cost of operations was 57.6% in 1995 compared to 68.3% in 1994. This decrease was due primarily to operating efficiencies and improvements from the Company's development of its Missouri region and the impact of the CDI Acquisition, which shifted the relative proportion of the Company's assets toward landfills that typically operate at higher margins than collection operations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses were $5.8 million in 1995 compared to $4.9 million in 1994. The increase was a result of expenses associated with the CDI Acquisition, expenses incurred in connection with the Company's increase in personnel and other expenses related to the anticipated expansion of the Company's operations. SG&A expenses as a percentage of revenues were 19.6% in 1995 compared to 26.5% in 1994.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense in 1995 was $6.3 million compared to $3.2 million in 1994. The increase in depreciation and amortization expense is due to the acquisition of the CDI landfills, with their relatively higher depreciation and amortization expense compared to depreciation and amortization expense of collection operations, depreciation of increased capital expenditures and a one time write-off of $505,000 following the Company's election in 1995 not to pursue the enforcement of several covenants not to compete. Net fixed assets increased to $81.3 million in 1995 from $17.1 million in 1994 and goodwill, net of accumulated amortization expense, increased to $15.7 million in 1995 from $13.6 million in 1994.

    NET INTEREST EXPENSE.   Net interest  expense increased to  $2.8 million  in
1995 from $1.5 million in 1994. This increase primarily reflects increased indebtedness incurred in connection with acquisitions and capital expenditures.

    INCOME TAXES. Although the Company recorded a net loss in 1995, the Company recorded an income tax expense of $300,000 in 1995 because the Company's subsidiaries were not then consolidated and CDI reported a profit in 1995. The Company recorded an income tax benefit of $1.4 million in 1994. See Note 6 of the Notes to Consolidated Financial Statements included elsewhere herein.

    EXTRAORDINARY EXPENSE. In 1995, the Company recognized an extraordinary loss of $908,000, representing unamortized deferred debt issuance cost in connection with the extinguishment of debt outstanding under a prior credit facility.

YEARS ENDED DECEMBER 31, 1994 AND 1993

    REVENUES. Revenues in 1994 were $18.5 million compared to $7.7 million in 1993. The increase in revenues was due primarily to the effects of 1993 acquisitions, the operations of which were included in the Company's financial results for a full year beginning in 1994, and the additional impact of acquisitions completed during 1994.

    COST OF OPERATIONS. Cost of operations in 1994 were $12.6 million compared to $5.8 million in 1993. The increase in the cost of operations principally reflects costs associated with acquired operations. Cost of operations as a percentage of revenues, however, decreased from 74.4% in 1993 to 68.3% in 1994. The improvement in margins in 1994 resulted primarily from lower third-party disposal costs as a result of diverting waste at acquired businesses from third-party landfills to Company-owned landfills. Margins also benefitted from the integration of acquired companies.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses were $4.9 million in 1994 compared to $1.6 million in 1993. SG&A expenses as a percentage of revenues were 26.5% in 1994 compared to 21.3% in 1993. This increase reflects expenses incurred in connection with the Company's increase in personnel and other expenses related to the anticipated growth of the Company.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense in 1994 was $3.2 million compared to $1.2 million in 1993. The increase in depreciation and amortization expense is due to the full year impact of acquisitions completed during 1993.

    NET INTEREST EXPENSE. Net interest expense increased to $1.5 million in 1994 from $382,000 in 1993, primarily because the Company's indebtedness increased subsequent to 1993 as a result of acquisitions, landfill development and other capital expenditures.

LIQUIDITY AND CAPITAL RESOURCES

    Due to the capital intensive nature of the solid waste industry, the Company has used, and expects to continue using, substantially all cash generated from operations to fund acquisitions, capital expenditures and landfill development. Certain operating equipment has also been acquired using leases which have short and medium-term maturities. As a result, the Company has incurred working capital deficits in the past, and there can be no assurance that its available working capital will be sufficient in the future as it pursues its acquisition-based growth strategy. Historically, the Company has satisfied its acquisition, capital expenditure and working capital needs primarily through equity infusions from its principal stockholders and bank financing.

    The Company's capital expenditure and working capital requirements have increased significantly, reflecting the Company's rapid growth by acquisition and development of revenue producing assets, and will increase further as the Company continues to pursue its acquisition-based growth strategy. During 1994, the Company spent $5.6 million in capital expenditures, of which $1.7 million was for cell development at the Company's initial two landfills. During 1995, when the Company acquired three more landfills, the Company spent $6.2 million in capital expenditures, of which $4.9 million was for cell development. In connection with such acquisitions, the Company required $25.5 million in equity infusions from its principal stockholders and $36.7 million in bank debt. In 1996, the Company expects to spend approximately $13 million for capital expenditures of which $8.1 million is anticipated to be used for cell development. The increase in cell development costs in 1996 over 1995 will be due to the Company's ownership of the Clarion, Livingston and Wyandot landfills for the entire year and the fact that increased volumes at the landfills will cause cell development to occur prior to the winter season when construction activities cease.

    In May 1996, the Company entered into the $87 million Credit Facility with Internationale Nederlanden (U.S.) Capital Corporation, as administrative agent, and Morgan Guaranty Trust Company of New York, as documentation agent, which refinanced all of the Company's existing bank debt and note payable to a stockholder, and redeemed the preferred stock of a subsidiary. In connection with such refinancing, the Company recognized an extraordinary loss of $721,000, representing unamortized deferred debt issuance cost. The Credit Facility provides the Company with two term loans of $38 million and $25 million which have been used to repay existing debt and financing fees, a $7 million revolving credit facility for working capital purposes, and a $17 million expansion facility which may only be used for acquisitions. The various loans and lines of credit under the Credit Facility bear interest at rates per annum equal to, at the Company's discretion, either: (i) the higher of (a) the federal funds rate plus 1/2 of 1% or (b) the prime rate, plus an applicable margin ranging from 1.00% to 1.75%; or (ii) the London Interbank Offered Rate ("LIBOR"), plus an applicable margin ranging from 2.50% to 3.25% and have maturities ranging from 2001 to 2003. As of June , 1996, the actual interest rates on the various loans and lines of credit under the Credit Facility ranged from % to %, and the total unused availability under the Credit Facility was $21.7 million, of which $7.0 million may be used for working capital purposes and $14.7 million may be used for acquisitions. The Company's ability to use the expansion facility is based upon a number of covenants, including the maintenance of specified debt to equity and fixed charge coverage ratios. The Company is in compliance with the terms of these covenants. Other covenants contain limitations on the payments of dividends, the incurrence of additional debt and the use of proceeds from debt or equity issuances. The Credit Facility requires the Company to use 50% of the proceeds of any equity offering (including the Offering) to repay a portion of the term loans. Upon consummation of this Offering and the application of the net proceeds therefrom, the Company expects to have $21.7 million of availability under the Credit Facility, of which $7.0 million may be used for working capital purposes and $14.7 million may be used for acquisitions.

    The Company expects that Subtitle D and other regulations that apply to the non-hazardous waste disposal industry will require the Company, as well as others in the industry, to alter operations and to modify or replace existing facilities. Such expenditures have been and will continue to be substantial. Regulatory changes could accelerate expenditures for closure and post-closure monitoring and obligate the Company to spend sums in addition to those presently reserved for such purposes. These factors, together with the other factors discussed above, could substantially increase the Company's operating costs. See "Risk Factors -- Extensive Environmental and Land Use Laws and Regulations."

    The Company intends to satisfy its interest obligations as well as future capital expenditures and working capital requirements, with cash flows from operations and borrowings under the Credit Facility. After completion of the Offering, the Company may need to raise additional capital to fund the acquisition and integration of additional solid waste businesses. The Company may raise such funds through bank financings or public or private offerings of its securities. There can be no assurance that the Company will be able to secure such funding, if necessary, on favorable terms, if at all. If the Company is not successful in securing such funding, the Company's ability to pursue its business strategy may be impaired and results of operations for future periods may be adversely affected. See "Risk Factors -- Capital Requirements and Limited Working Capital."

CDI ACQUISITION

    Through the CDI Acquisition, the Company acquired three landfills and certain other assets (the "MSG Facilities") from the Municipal Services Group of Envirite Corporation. See "The Company." For the periods presented in the historical financial statements of the MSG Facilities included elsewhere herein, the MSG Facilities' funds were generated from operating activities and from financing through Envirite Corporation's credit facility. Separate historical financial statements for the MSG Facilities could not be prepared because Envirite Corporation did not maintain intercompany accounts that would allow calculation of corporate overhead allocations and certain balance sheet items. Operating cash flows from the MSG Facilities for the fiscal years ended January 1, 1994 and December 31, 1994 and the period from January 1, 1995 to the dates of acquisition of such properties were $3.1 million, $3.0 million and $3.8 million, respectively. Capital expenditures for the MSG Facilities for the fiscal years ended January 1, 1994 and December 31, 1994 and the period from January 1, 1995 to the dates of acquisition of such properties were $4.7 million, $2.1 million and $2.2 million, respectively. These cash flows may have been different if the MSG Facilities had operated independently of Envirite Corporation for the periods presented.

INFLATION AND PREVAILING ECONOMIC CONDITIONS

    To date, inflation has not had a significant impact on the Company's operations. Consistent with industry practice, most of the Company's contracts provide for a pass through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. The Company therefore believes it should be able to implement price increases sufficient to offset most cost increases resulting from inflation. However, competitive factors may require the Company to absorb at least a portion of these cost increases, particularly during periods of high inflation. The Company is unable to determine the future impact of a sustained economic slowdown.

SEASONALITY

    The Company's revenues tend to be somewhat lower in the winter months. This is primarily attributable to the fact that: (i) the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months; and (ii) the volume of industrial and residential waste in the regions where the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may delay the development of landfill capacity and otherwise result in the temporary suspension of certain of the Company's operations and could materially adversely affect the Company's overall business, financial condition and results of operations.

                                    BUSINESS

INTRODUCTION

    American Disposal Services is a regional, integrated, non-hazardous solid waste services company that provides solid waste collection, transfer and disposal services primarily in the Midwest. The Company owns five solid waste landfills and owns, operates or has exclusive contracts to receive waste from seven transfer stations. The Company's landfills and transfer stations are supported by its collection operations, which serve over 85,000 residential, commercial and industrial customers.

    The Company began its operations in the Midwest and currently has operations in Arkansas, Illinois, Kansas, Missouri, Ohio, Oklahoma and Pennsylvania. The Company has adopted an acquisition-based growth strategy, and intends to continue its expansion in its existing and proximate markets. A cornerstone of the Company's growth strategy is to identify and acquire solid waste landfills located in secondary markets that are within approximately 125 miles of significant metropolitan centers and to secure dedicated waste streams for such landfills by acquisition or development of transfer stations and acquisition of collection companies. The Company expects the current consolidation trends in the solid waste industry to continue as many independent landfill and collection operators lack the capital resources, management skills and technical expertise necessary to operate in compliance with increasingly stringent environmental and other governmental regulations. Due in part to this consolidation, the Company believes that significant opportunities exist to expand and further integrate its operations in each of its existing markets. Since January 1993, the Company has acquired 20 solid waste businesses, including four solid waste landfills, 15 solid waste collection companies and one transfer station.

    The Company's operating program involves a four-step process: (i) acquiring solid waste landfills in its target markets; (ii) securing captive waste streams for its landfills through the acquisition or development of transfer stations serving those markets, through acquisitions of collection companies and by
entering  into  long-term  contracts  directly  with  customers  or   collection
companies; (iii) making "tuck-in" acquisitions of collection companies to further penetrate its target markets; and (iv) integrating these businesses into the Company's operations to achieve operating efficiencies and economies of scale. The implementation of the Company's operating program is substantially complete in its Missouri region (which also includes Arkansas, Kansas and Oklahoma), where the Company has completed the acquisition of 12 collection companies and the acquisition or development of three transfer stations. The Company is in the initial phases of its operating program in the Illinois, Ohio and Pennsylvania regions in which the Company began operations in 1995.

    The Company's operating strategy emphasizes the integration of its solid waste collection and disposal operations and the internalization of waste collected. One of the Company's goals is for its captive waste streams (including the Company's collection operations and third party haulers operating under long-term contracts) to provide in excess of 50% of the volume of solid waste disposed of at each of its landfills. During the three months ended March 31, 1996, the Company's captive waste constituted an average of approximately 63% of the solid waste disposed of at its landfills.

INDUSTRY BACKGROUND

    In the United States, landfilling is at present the most common means of disposing of non-hazardous municipal solid waste ("MSW"), which consists primarily of refuse and garbage from households and commercial establishments. In addition, landfilling is one of the means of disposing of certain special waste. Special waste, some types of which may require special handling, consists of all waste not regulated as hazardous waste under federal or state laws other than MSW and may include asbestos, petroleum contaminated soil, incinerator ash, foundry sands and sewage and industrial sludges.

    In October 1991, the EPA adopted the Subtitle D Regulations, which generally became effective on October 9, 1993 (except for certain MSW landfills accepting less than 100 tons per day, as to which the effective date was April 9, 1994, and new financial assurance requirements, which are scheduled to become effective April 9, 1997). The Subtitle D Regulations specify design, siting, operating, monitoring, closure and financial requirements for landfill operations and, among other things, require upgraded or new composite landfill liners, leachate collection and treatment, groundwater and methane gas monitoring, stricter siting and locational criteria, closure and extended post-closure requirements and financial assurances (such as a surety bond) that the owner or operator can meet certain of these obligations. Each state is required to revise its applicable solid waste regulations or programs to meet the requirements of the Subtitle D Regulations or such requirements automatically will be imposed by the EPA. Many states have already adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations, including all of those in which the Company's landfills are located.

    The Company believes that in recent years there has been a trend towards consolidation of landfill ownership and that a similar trend is emerging in the solid waste collection industry, which historically has been characterized by numerous small companies. The Company believes that these trends will continue and are the result of several factors:

    - The Subtitle D Regulations and related state regulations and programs have significantly increased the amount of capital and the technical expertise required in order to own and operate a landfill. As a result, many landfill operators that lack the required capital or expertise are electing to sell their landfills, as an alternative to closing them.

    - A number of municipalities are electing to privatize the operations of their municipal landfills as an alternative to funding the changes to these landfills that are required in order to comply with the Subtitle D Regulations and related state regulations and programs.

    - As a result of heightened sensitivity to environmental concerns by many communities, it is becoming increasingly desirable in many markets for collection companies to provide waste reuse and reduction programs, such as recycling and composting, in addition to conventional waste collection services. This development, as well as more stringent bonding requirements being imposed on waste collection companies by various municipalities, have increased the amount of capital generally required for waste collection operations, causing private collection companies that lack the requisite capital to sell their operations to better capitalized companies.

STRATEGY

    The Company's objective is to build a large regional fully-integrated solid waste services company with an established market presence in secondary markets. The Company's strategy for achieving this objective is to establish a market presence anchored by its landfills; to increase volume at its landfills through "tuck-in" acquisitions of collection companies and marketing to new customers; to provide a high level of customer service; to implement selective price increases; and to continue to implement strict cost controls and reduce corporate overhead as a percentage of revenues. The Company believes that this strategy of building an integrated entity should provide it with competitive cost advantages in its targeted regional markets. The Company's ability to implement its strategy is enhanced by the experience of its senior managers and their knowledge of the solid waste industry.

    The Company targets acquisitions in geographic areas characterized by one or more of the following criteria: (i) the availability of permitted and underutilized landfill capacity located outside of, but within 125 miles of, a significant metropolitan center; (ii) the absence of a dominant competitor in the area which would preclude the Company from implementing its business strategy; (iii) anticipated economic and population growth; and (iv) near or medium-term scheduled closures of competing landfills.

    The Company has adopted the following four-step operating program in executing its business strategy:

        1. LANDFILL ACQUISITIONS. Once the Company identifies an area that qualifies under its target market criteria, the Company seeks to acquire one or more landfills in that area that can be accessed economically from the metropolitan center or from the regional market area, either through direct hauling or through strategically located transfer stations. In evaluating a landfill acquisition, the Company considers, among others, the following factors: (i) current disposal costs together with transportation costs to the targeted landfill relative to transportation and disposal costs of potential competitors; (ii) expected landfill life; (iii) opportunities for landfill expansion; and (iv) projected short-term ability to secure a minimum of 500 tons per day of disposal volume.

        2. SECURE CAPTIVE WASTE VOLUMES. After the Company has acquired a landfill, it seeks to build a market presence and increase the utilization of the landfill by securing captive waste streams, which includes developing and acquiring transfer stations, entering into waste collection contracts and acquiring waste collection companies. Generally, the Company pursues the acquisition of collection companies that: (i) have well-established residential or commercial collection routes and accounts; (ii) own and operate transfer stations; or (iii) do not own landfills and are vulnerable to volatile disposal pricing, which the Company believes it can minimize through landfill ownership.

        3. "TUCK-IN" ACQUISITIONS. The Company acquires service rights, obligations, machinery and equipment in "tuck-in" acquisitions of collection companies to: (i) increase the waste stream directed to its landfills; (ii) maximize its market presence; and (iii) take advantage of economies of scale which should increase earnings and return on capital.

        4. INTEGRATION AND EXPANSION OF OPERATIONS. Immediately upon closing any acquisition, the Company integrates the acquired company into its operations by: (i) instituting strict cost control procedures; (ii) consolidating and rationalizing collection routes and pricing; (iii) implementing Company operating policies and procedures (including programs designed to improve employee productivity and equipment utilization); (iv) establishing a sales and marketing force; and (v) converting the acquired company to the Company's accounting, data processing and management reporting systems. During the transition period following acquisitions, the Company retains the management of certain companies it acquires in order to benefit from management's local operating knowledge and the goodwill it has developed. Additionally, on a selective basis, the Company seeks to expand the capacity of its landfills to accommodate increasing waste volumes and improve profitability.

ACQUISITION PROGRAM

    In January 1993, representatives of Charterhouse and the Company's management formulated an acquisition-based growth strategy to establish a large regional fully-integrated solid waste management services company. To execute its strategy, affiliates of Charterhouse acquired a majority interest in ADS, which owned one landfill in Oklahoma, and began assembling a senior management team. See "The Company." Using ADS as a platform for this strategy, the Company has increased the number of landfills it owns from one to five and has completed 20 acquisitions of solid waste companies since January 1993.

    The Company has assembled an experienced acquisition team comprised of operations, environmental, engineering, legal, financial and accounting personnel, each engaged in identifying and evaluating acquisition opportunities in order to execute its operating program. The Company has established pre-acquisition review procedures for acquisition candidates, including legal, financial, engineering, operational and environmental reviews. The environmental review includes, where appropriate, investigation of geologic, hydrogeologic and other site conditions, past and current operations (including types of waste deposited), design and construction records, permits, regulatory compliance history, regulatory agency records and available soil sampling, groundwater and air monitoring results. The Company uses regional managers to assist in the acquisition process by identifying suitable candidates and performing pre-acquisition review and evaluation tasks.

    In considering whether to proceed with an acquisition, in addition to determining whether the candidate meets the Company's criteria described above, the Company evaluates a number of factors, including: (i) the acquisition candidate's historical and projected financial results; (ii) any expected synergies with one or more of the Company's existing operations; (iii) the proposed purchase price and the Company's expected resultant internal rate of return on investment and the expected impact on the Company's earnings per share; (iv) whether the candidate will enhance the Company's ability to effect other acquisitions in the vicinity; (v) the candidate's customer service reputation and relationships with the local communities; (vi) the composition and size of the candidate's customer base; (vii) the types of services provided by the candidate; and (viii) whether the candidate has definable and controllable liabilities, including potential environmental liabilities. The Company believes that significant opportunities exist to acquire new landfills and to develop its existing markets, and reviews acquisition opportunities on an on-going basis.

    The Company has completed 20 acquisitions of solid waste companies since January 1993, which are summarized in the table below.

              COMPANY                         BUSINESS              PRINCIPAL LOCATION          DATE ACQUIRED
- -----------------------------------  --------------------------  -------------------------  ---------------------
MISSOURI REGION:
  Wheatland                          Landfill                    Scammon, KS                January 1993
  Pittsburg Sanitation               Collection                  Pittsburg, KS              January 1993
  Ozark Sanitation                   Collection                  Carthage, MO               January 1993
  Trashmaster                        Collection                  Joplin, MO                 January 1993
  A-1 Trash Service                  Collection                  Verona/Aurora, MO          April 1993
  Tate's Transfer                    Transfer Station            Verona/Aurora, MO          April 1993
  Renfro Sanitation                  Collection                  Branson, MO                June 1993
  B&B Trash                          Collection                  Pittsburg, KS              July 1993
  B&B Refuse                         Collection                  Neosho, MO                 December 1993
  Apex Sanitation                    Collection                  Grove, OK and Green        December 1993
                                                                 Forest, AR
  Epps Sanitation                    Collection                  Branson, MO                December 1993
  Cummings Sanitation                Collection                  Nixa, MO                   May 1994
  Light Hauling                      Collection                  Branson, MO                August 1994
  Poole's Sanitation                 Collection                  Bentonville, AR            August 1994
WESTERN PENNSYLVANIA REGION:
  Clarion                            Landfill and Collection     Leeper, PA                 June 1995
  Mauthe Sanitation                  Collection                  Strattanville, PA          March 1996
OHIO REGION:
  Wyandot                            Landfill                    Upper Sandusky, OH         August 1995
  Environmental Transportation and   Collection                  Findlay, OH                May 1996
   Management
  R&R Waste Disposal                 Collection                  Findlay, OH                May 1996
ILLINOIS REGION:
  Livingston                         Landfill                    Pontiac, IL                November 1995

    MISSOURI REGION. The Company established a market presence in the southwest Missouri region in January 1993 with the acquisition of its Wheatland landfill. The implementation of the Company's operating program is substantially complete in its Missouri region. Since purchasing the Wheatland landfill, the Company has acquired one transfer station and independently developed two transfer stations. The Company also has exclusive contracts to accept waste from two other transfer stations. Additionally, the Company acquired 12 collection companies, including the three operations purchased simultaneously with the Wheatland landfill. The collection operations and transfer stations have been consolidated into three divisions. The Company has integrated acquired companies by consolidating and rationalizing routes and pricing, reducing overhead through consolidating an acquired company's operations, implementing the Company's cost controls and operating procedures, converting acquired companies to the Company's management reporting systems and implementing a sales and marketing team. The Company continues to pursue "tuck-in" acquisitions of collection companies to increase its per ton margins through internalizing waste streams. The Company also seeks to expand its operations by taking advantage of the economic efficiencies provided by its integrated operations and is in the process of developing another transfer station. Since the acquisition of its Wheatland landfill, the Company has increased the waste volume at its landfill by approximately 800 tons per day.

    WESTERN PENNSYLVANIA REGION. The Company entered the western Pennsylvania region in June 1995 with the acquisition of its Clarion landfill and an affiliated collection company. The Clarion landfill is located within 110 miles of Pittsburgh and Erie, Pennsylvania. The Company is in the early stages of its operating program in the western Pennsylvania region. Since the acquisition of the Clarion landfill, the Company has reached the maximum allowable waste volume by increasing deliveries to this landfill by approximately 300 tons per day, primarily through the expansion of its market presence and the geographic scope of its operations. As part of its ongoing strategy in the western Pennsylvania market, the Company seeks to increase its volume of internalized waste through additional "tuck-in" acquisitions in order to increase per ton margins. In March 1996, the Company completed its first "tuck-in" acquisition of a collection company in this region.

    OHIO REGION. The Company established a market presence in north-central Ohio in August 1995 with the acquisition of its Wyandot landfill, which is located within approximately 125 miles of Cleveland, Ohio and within approximately 75 miles of Toledo and Columbus, Ohio. The Company is in the early stages of its operating program in the north-central Ohio region. Since the acquisition of the Wyandot landfill, the Company has increased the waste volume at this landfill by approximately 300 tons per day, primarily through operating under contract with two transfer stations and implementing a new sales focus. The Company recently completed the acquisition of two collection companies in the Ohio region and is pursuing the acquisition of additional collection companies to increase its volume of internalized waste. To further expand its operations, the Company is seeking to increase capacity at the Wyandot landfill. See "-- Operations -- Landfills." Prior to the acquisition by the Company, the Wyandot landfill's waste volume was composed primarily of special waste. The Company is seeking to increase the volume of MSW relative to special waste deposited at the Wyandot landfill through shifting the focus of its sales and marketing efforts towards MSW collections.

    ILLINOIS REGION. The Company established a market presence in north-central Illinois in November 1995 with the acquisition of its Livingston landfill, which is located approximately 90 miles from downtown Chicago. The acquisition of the Livingston landfill was attractive to the Company's management because of the expected closing of two competing landfills that currently accept an aggregate of approximately 15,000 tons per day and the management team's experience with the Chicago market. The Company is in the early stages of its operating program in the north-central Illinois region. Since the acquisition of the Livingston landfill, the Company has increased the waste volume at this landfill by approximately 1,000 tons per day through intensified sales and marketing efforts. Presently, the Company is independently developing one transfer station and is pursuing the acquisition of another. Additionally, the Company is pursuing the acquisition of collection companies of varying size to increase its volume of internalized waste which is currently delivered pursuant to brokerage contracts. The Company is also seeking to expand capacity at the Livingston landfill. See "-- Operations -- Landfills."

    There can be no assurance that the Company will be successful in implementing its operating program in any of these existing markets or in any future markets. See "Risk Factors -- Availability of Acquisition Targets; Integration of Future Acquisitions," "-- Limited Operating History; History of Losses" "-- Capital Requirements and Limited Working Capital," "-- Limitations on Expansion," and "-- Ability to Manage Growth."

OPERATIONS

    The Company's waste management operations include the ownership and operation of solid waste landfills, transfer stations and waste collection services. The Company's landfills are relatively underutilized given their potential size and the fact that the Company's operating program in a majority of its markets has not yet been completed. The Company believes that all of its landfills and transfer stations comply with or exceed the requirements mandated by the Subtitle D Regulations and the applicable state regulations. The Company regularly monitors incoming waste at its landfills to determine if such wastes are in compliance with its permits.

LANDFILLS

    The  Company currently  owns five  landfill operations  permitted to receive
solid  waste.  These  landfill  operations   are  located  in  Illinois,   Ohio,
Pennsylvania, Kansas and Oklahoma.

    Each of the Company's landfill operations is located on land owned by the Company. The permitted waste streams at each of these landfills include both MSW and certain special waste (the type of special waste varying from landfill to landfill). During the three months ended March 31, 1996, the Company's captive waste (including the Company's collection operations and third party haulers operating under long-term contracts) constituted an average of approximately 63% of the solid waste disposed of at its landfills.

    The table and landfill descriptions below provide certain additional information, as of May 1, 1996, regarding the five landfill operations that the Company currently owns and operates.

                                                                       APPROXIMATE ACREAGE        APPROXIMATE
                                                                   ---------------------------  UNUSED PERMITTED
LANDFILLS                                        LOCATION            TOTAL     PERMITTED (1)      AIRSPACE (2)
- ---------------------------------------  ------------------------  ---------  ----------------  ----------------
                                                                                                (IN MILLIONS OF
                                                                                                  CUBIC YARDS)
Livingston.............................  Pontiac, IL                     556          255(3)           31.4(3)
Wyandot................................  Upper Sandusky, OH              344           87               6.7
Clarion................................  Leeper, PA                      606           60               4.7
Wheatland..............................  Scammon, KS                      68           55               1.7
Pittsburg County.......................  Pittsburg, OK                    76           15               0.5
                                                                   ---------          ---               ---
    Total..............................                                1,650          472              45.0
                                                                   ---------          ---               ---
                                                                   ---------          ---               ---

- ------------------------
(1) Permitted acreage, as used in this table and in this Prospectus, represents the portion of the total acreage on which disposal cells and supporting facilities have been constructed (including any that may have been filled or capped) or may be constructed based upon an approval issued by the state generally authorizing the development or siting of a landfill on the acreage. Prior to actually constructing and/or operating each new disposal cell on the permitted acreage, it may be necessary, depending upon the regulatory requirements of the particular state, for the Company to obtain additional authorizations with respect to such cell. The portion of total acreage that is not currently permitted acreage is not currently available for waste disposal.
(2) Unused permitted airspace represents in cubic yards the portion of the permitted acreage that has not yet been used for waste disposal but may be available for waste disposal after certain approvals are secured and, in some instances, new disposal cells are constructed. Prior to actually constructing and/or operating a new disposal area or cell on permitted acreage, it may be necessary, depending upon the regulatory requirements of the particular state or locality, for the Company to obtain additional authorizations.
(3) Includes approximately 200 acres and 26.0 million cubic yards for which the Company has received siting approval, a prerequisite to obtaining a permit for a landfill in Illinois. The Company submitted its application for a permit in November 1995. There can be no assurance that any permit received will be for the same specifications as the application, or that additional terms or conditions will not be imposed.

    The Company monitors the available permitted in-place disposal capacity at each of its landfills on an ongoing basis and evaluates whether to seek to expand this capacity. In making this evaluation, the Company considers various factors, including the volume of waste projected to be disposed of at the landfill, the size of the unpermitted acreage included in the landfill, the likelihood that the Company will be successful in obtaining the necessary approvals and permits required for the expansion and the costs that would be involved in developing the expanded capacity. The Company also considers on an ongoing basis the extent to which it is advisable, in light of changing market conditions and/or regulatory requirements, to seek to expand or change the permitted waste streams at a particular landfill or to seek other permit modifications. Set forth below is certain information concerning certain of the new permits, permit modifications and approvals that the Company is currently seeking or expects to seek to enable it to expand its disposal capacity. There can be no assurance that the Company will succeed in obtaining any of such permits, permit modifications or approvals, or that additional permits, permit modifications or approvals will not be required or that additional requirements will not be imposed by regulatory agencies.

    LIVINGSTON. The Livingston landfill consists of approximately 556 acres, of which approximately 255 are permitted acres. There are approximately 31.4 million cubic yards of unused permitted or sited airspace, including approximately 26.0 million cubic yards for which the Company has received siting approval, a prerequisite to obtaining a permit for a landfill in Illinois. Cells developed to date at the Livingston landfill have been constructed with double composite liner systems. In October 1995, Livingston received local siting approval from the Livingston County Board for a major lateral and vertical expansion and re-permitting of the site. The local siting approval included authorization to expand the residual waste monofill into a facility capable of accepting various special wastes and MSW. The siting approval also included authorization to develop additional acreage north of the existing site. The net effect of this approval was to increase the sited acreage by 200 acres to approximately 255 acres and increase the site's available capacity from approximately 6.0 million cubic yards to an estimated available capacity of approximately 31.4 million cubic yards as of January 1, 1996. The Company submitted its permit application in November 1995 and such application is pending before the Illinois Environmental Protection Agency. In addition, the Company is seeking permission from applicable regulatory authorities to use single composite liner systems in constructing new cells, which the Company believes should reduce cell development costs. The Company anticipates that after the planned expansion, the Livingston landfill would have approximately 20 years of total site life at current disposal levels.

    WYANDOT. The Wyandot landfill consists of approximately 344 acres in three proximate locations, and the Company has an option to purchase up to approximately 94 additional acres in the vicinity. Approximately 87 of the owned acres are permitted, and there are approximately 6.7 million cubic yards of unused permitted airspace. Cells developed to date at the Wyandot landfill have been constructed with double composite liner systems. The Company plans to seek permission from applicable regulatory authorities to use alternative designs in constructing new cells, which the Company believes should reduce cell development costs. The Company plans to apply for a permit from the Ohio Environmental Protection Agency to expand its landfill capacity by using the valley between two of the hills that are currently permitted for waste disposal, as well as the option acreage. The Company anticipates that if it exercised its option, obtained the required permits and constructed the additional landfill areas, the Wyandot landfill would have approximately 20 years of total site life at current disposal levels.

    CLARION. The Clarion landfill consists of approximately 606 acres, of which approximately 60 are permitted acres. There are approximately 4.7 million cubic yards of unused permitted airspace. Cells developed at the Clarion landfill have been, and due to regulatory requirements will continue to be, constructed with double liner systems. The Clarion landfill has approximately 13 years of total site life at current disposal levels.

    WHEATLAND. The Wheatland landfill consists of approximately 68 acres, and the Company has an option to purchase up to approximately 800 additional acres in the vicinity. Approximately 55 of the owned acres are permitted acres and there are approximately 1.7 million cubic yards of unused permitted airspace. The Company anticipates that after a planned expansion, the Wheatland landfill would have approximately eight years of total site life at current disposal levels. In addition, the Company is evaluating several alternatives for further expansion at the Wheatland landfill or for developing a landfill at a different site.

    PITTSBURG COUNTY. The Pittsburg County landfill consists of approximately 76 acres, of which approximately 15 are permitted acres. There are approximately
0.5 million cubic yards of unused permitted airspace. The Company plans to apply for a permit in the near future to build a lateral expansion that would increase permitted capacity to approximately 30 acres. The Company anticipates that after the planned expansion, the Pittsburg County landfill would have approximately 25 years of total site life at current disposal levels.

TRANSFER STATIONS

    The Company has an active program to acquire, develop and operate transfer stations in its landfill markets. Presently the Company owns, operates or has exclusive contracts to receive waste from a total of seven transfer stations (three of which are owned and four of which are under exclusive contract to provide their waste to the Company) at which solid waste collected from individual customers in Company-owned vehicles or waste delivered by third-party collection companies is unloaded, compacted, reloaded and transported to Company-owned landfills. The use of transfer stations reduces the Company's costs by improving its utilization of collection personnel and equipment and increasing the market area that the Company's landfills can serve. See, however, "Risk Factors -- Extensive Environmental and Land Use Laws and Regulations." The Company plans to expand into contiguous or proximate markets through the development or acquisition of additional transfer stations in 1996.

COLLECTION OPERATIONS

    The Company collects solid waste from over 85,000 residential, commercial and industrial customers through its own collection operations and through brokerage arrangements with other haulers. The Company's collection operations are conducted generally within a 50-mile radius of either its transfer stations or landfills, which allows the Company to serve a geographic area within a radius of approximately 125 miles from its landfills. The Company also contracts with local generators of solid waste and directs the waste to either its own landfill or to a third-party landfill or for additional handling at one of its transfer stations. During the three months ended March 31, 1996, the Company's captive waste (including the Company's collection operations and third party haulers operating under long-term contracts) constituted an average of approximately 63% of the solid waste disposed of at its landfills.

    Fees for the Company's commercial and industrial collection services are determined by such factors as collection frequency, type of equipment and containers furnished, the type, volume and weight of the waste collected, the distance to the disposal or processing facility and the cost of disposal or processing. A majority of the Company's commercial and industrial waste collection services are performed under contracts. Substantially all of the Company's municipal solid waste collection services are performed under contracts with municipalities. These contracts grant the Company exclusive rights to service all or a portion of the residential homes in a specified community or provide a central repository for residential waste drop-off. The Company had 46 municipal contracts in place as of March 31, 1996. Municipal contracts in the Company's market areas are typically awarded, at least initially, on a competitive bid basis and usually range in duration from one to three years. Fees are based primarily on the frequency and type of service, the distance to the disposal or processing facility and the cost of disposal or processing. Municipal collection fees are usually paid either by the municipalities from tax revenues or through direct service charges to the residents receiving the service. The Company also provides subscription residential collection services directly to households.

SALES AND MARKETING

    The Company has a coordinated marketing strategy which is formulated at the corporate level and implemented at the regional level to achieve its desired mix of MSW and special waste in each of its regions. For example, certain employees of the Company in its Ohio and Pennsylvania regions focus on securing special waste generated by industrial customers. In addition to competitive pricing, the Company's marketing strategy emphasizes quality service particularly with respect to rapid turnaround time at its landfills. Each manager implements the Company's marketing strategy, which is overseen by senior management. Depending upon the size of the region and its customer mix, each manager may focus on commercial, industrial, residential or municipal accounts to a varying degree. The Company maintains periodic contact with all of its accounts to increase customer retention. Company salespersons call on prospective customers in a specified geographic territory.

    Since the Company acquires its waste collection operations primarily from entrepreneurs who generally do not have independent sales forces, the Company often retains these entrepreneurs during the transition period following the acquisition of such operations to acquaint the Company's sales force with the acquired companies' customer base.

    The Company has a diverse customer base, with no single customer accounting for more than 10% of the Company's revenues in 1995. The Company does not believe that the loss of any single customer would have a material adverse effect on the Company's results of operation.

COMPETITION

    The solid waste collection and disposal business is highly competitive and requires substantial amounts of capital. The Company competes with numerous local and regional companies and, in selected areas, with the large national waste management companies. The industry is led by four national waste companies, WMX Technologies, Inc., Browning-Ferris Industries, Inc., Laidlaw Waste Systems, Inc. and USA Waste Services, Inc. and includes numerous local and regional companies of varying sizes and competitive resources such as Sanifill, Inc., United Waste Systems, Inc., Allied Waste Industries, Inc. and Republic

Industries, Inc. The large national companies, as well as a number of the regional companies, are significantly larger and have greater financial resources than the Company. The Company also competes with those counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial advantages due to the availability to them of tax revenues and tax exempt financing. The Company competes primarily by charging competitive prices and offering quality service. Competitors may reduce the price of their services in an effort to expand market share or to win competitively bid municipal contracts.

    The solid waste collection and disposal industry is currently undergoing significant consolidation, and the Company encounters competition in its efforts to acquire landfills and collection operations. Accordingly, it may become uneconomical for the Company to make further acquisitions or the Company may be unable to locate or acquire suitable acquisition candidates at price levels and on terms and conditions that the Company considers appropriate, particularly in markets the Company does not already serve.

    Competition in the disposal industry may also be affected by the increasing national emphasis on recycling and other waste reduction programs, which may reduce the volume of waste deposited in landfills. See "Risk Factors -- Competition" and "-- Alternatives to Landfill Disposal."

LIABILITY INSURANCE AND BONDING

    The Company carries a broad range of insurance for the protection of its assets and operations that it believes is customary to the waste management industry, including pollution liability coverage. Specifically, each of the Company's five landfills has pollution liability coverage of $1.0 million per occurrence or $2.0 million in the aggregate subject to a $25,000 deductible. Nevertheless, if the Company were to incur liability for environmental damage which exceeds coverage limits or is not covered by insurance, its business, financial condition and results of operations could be materially adversely affected.

    The Company is required to post a performance bond or a bank letter of credit or to provide other forms of financial assurance in connection with closure and post-closure obligations with respect to landfills and its other solid waste management operations and may be required to provide such financial assurance in connection with municipal residential collection contracts. As of May 7, 1996, the Company had outstanding approximately $15 million of performance bonds and $90,000 in letters of credit. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts, or to provide other required forms of financial assurance, it would be unable to remain in compliance with the Subtitle D Regulations or comparable state requirements and, among other things, might be precluded from entering into certain municipal collection contracts and obtaining or holding landfill operating permits.

EMPLOYEES

    At May 24, 1996, the Company employed approximately 287 employees, 26 of whom were managers or professionals, 201 of whom were hourly paid employees involved in collection, transfer and disposal operations, and 60 of whom were sales, clerical, data processing or other administrative employees. None of the Company's employees is represented by unions, and the Company has no knowledge of any organizational efforts among its employees. The Company believes that its relations with its employees are good.

ENVIRONMENTAL REGULATIONS

    The Company is subject to extensive and evolving environmental laws and regulations that have been enacted in response to technological advances and increased concern over environmental issues. These regulations are administered by the EPA and various other federal, state and local environmental, transportation, health and safety agencies. The Company believes that there will continue to be increased regulation, legislation and regulatory enforcement actions related to the solid waste management, collection and disposal industry. In light of these developments, the Company attempts to anticipate future regulatory requirements that might be imposed and plans accordingly to remain in compliance with the regulatory framework.

    In order to develop and operate a landfill, transfer station or other solid waste management facility, the Company typically must go through several governmental review processes and obtain one or more permits and often zoning or other land use approvals. These permits and zoning or land use approvals are difficult and time consuming to obtain or to secure renewal of and sometimes are opposed by various local elected officials and citizens' groups. Once obtained, operating permits generally must be periodically renewed and are subject to modification and revocation by the issuing agency.

    The Company's operation of solid waste management facilities subject it to certain operational, monitoring, site maintenance, closure and post-closure and financial assurance obligations which change from time to time and which could give rise to increased capital expenditures and operating costs. In connection with the Company's acquisition of existing landfills, it is often necessary to expend considerable time, effort and money in complying with the governmental review and permitting process necessary to maintain or increase the capacity of these landfills. Governmental authorities have the power to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in the case of violations. During the ordinary course of its landfill operations, the Company has from time to time received citations or notices from such authorities that such operations are not in compliance with certain applicable environmental laws and regulations. Upon receipt of such citations or notices, the Company generally works with the authorities in an attempt to resolve the issues raised by such citations or notices. Failure to correct the problems to the satisfaction of the authorities could lead to curtailed operations or even closure of a landfill.

    In order to transport solid waste, it is generally necessary for the Company to possess one or more permits from state or local agencies. These permits must also be periodically renewed and are subject to modification and revocation by the issuing agency. In addition, the Company's waste transportation operations are subject to evolving law and regulations that impose operational, monitoring, training and safety requirements. The Company operates in substantial conformity with its permits.

    The principal federal, state and local statutes and regulations applicable to the Company's operations are as follows:

    THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 ("RCRA"). RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to insure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and non-hazardous. Wastes are generally classified as hazardous wastes if they: (i) either (a) are specifically included on a list of hazardous wastes or (b) exhibit certain hazardous characteristics; and (ii) are not specifically designated as non-hazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as non-hazardous. Among the wastes that are specifically designated as non-hazardous waste are household waste and special wastes. These wastes, which will be accepted at the Company's landfills, may contain substances that may be as toxic or prone to cause contamination as some wastes classified and regulated as hazardous.

    In October 1991, the EPA adopted the Subtitle D Regulations. These new regulations became generally effective in October 1993 (except for certain MSW landfills accepting less than 100 tons per day, as to which the effective date was April 9, 1994, and new financial assurance requirements, which become effective April 9, 1997) and include location restrictions, siting criteria, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, these new regulations require that new landfill units meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) designed to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Groundwater wells must also be installed at virtually all landfills to monitor groundwater quality. The Company believes that there is no groundwater contamination at its landfills that is material to its financial condition. The regulations also require, where threshold test levels are present, that methane gas generated at landfills be controlled in a manner that will protect human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed upon it by the EPA. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills within the state comply with the Subtitle D criteria. All states in which the Company owns landfills have adopted regulations or programs as stringent as or more stringent than the Subtitle D

Regulations, which were first proposed in August 1988. All states in which the Company's landfills are located have adopted the required plans and have submitted them to the EPA for review. Pennsylvania, Oklahoma, Ohio and Illinois have each received full EPA approval for their programs, and Kansas has received partial approval for its program.

    THE FEDERAL WATER POLLUTION CONTROL ACT OF 1977, AS AMENDED (THE "CLEAN WATER ACT"). The Clean Water Act establishes rules regulating the discharge of pollutants from a variety of sources, including solid waste disposal sites, into waters of the United States. If runoff or collected leachate from the Company's landfills is discharged into waters of the United States, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with the new federal storm water regulations, which are designed to prevent possibly contaminated storm water from flowing into surface waters. These regulations required that applications for stormwater discharge permits be submitted by October 1992. The Company is working with the appropriate regulatory agencies to ensure that its facilities are in compliance with Clean Water Act requirements, particularly as they apply to treatment and discharge of leachate and storm water. The Company has secured or has applied for the required discharge permits under the Clean Water Act or comparable state-delegated programs. In those instances where the Company's applications for discharge permits are pending and a final discharge permit has not been issued, the Company is substantially in compliance with applicable substantive standards set by the respective states in administering the Clean Water Act. To ensure compliance with the Clean Water Act pretreatment and discharge requirements, the Company has arranged to discharge its effluent to municipal wastewater treatment facilities, except at the Pittsburg County landfill, where the state regulatory agency has allowed recirculation of the Company's leachate to a lined area of the landfill.

    THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980 ("CERCLA"). CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities from which there has been, or is threatened, a release of any hazardous substance into the environment. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, as well as the generators of the hazardous substances and the transporters who arranged for disposal or transportation of the hazardous substances. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend upon the existence or disposal of "hazardous waste" but can also be founded upon the existence of even very small amounts of the many hundreds of "hazardous substances" listed by the EPA, many of which can be found in household waste. If the Company were to be found to be a responsible party for a CERCLA cleanup, either at one of the Company's owned or operated facilities, or at a site where waste transported by the Company has been stored or disposed of, the Company could be held completely responsible for all investigative and remedial costs even if others may also be liable. CERCLA also authorizes the imposition of a lien in favor of the United States upon all real property subject to or affected by a remedial action for all costs for which a party is liable. The Company's ability to obtain reimbursement from others for their allocable share of such costs would be limited by the Company's ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties. In the past, legislation has been introduced in Congress to limit the liability of municipalities and others under CERCLA as generators and transporters of municipal solid waste. Although such legislation has not been enacted, if it were to pass it would limit the Company's ability to seek full contribution from municipalities for CERCLA cleanup costs even if the hazardous substances that were released and caused the need for cleanup at one of the Company's facilities were generated by or transported to the facility by a municipality.

    Continued funding for implementation of RCRA, the Clean Water Act and CERCLA is scheduled for reauthorization by Congress this year. Depending upon whether and how Congress acts, it is possible that each of these laws may be changed in ways that may significantly affect the Company's business.

    THE CLEAN AIR ACT. The Clean Air Act, including the 1990 amendments, provides for regulation, through state implementation of federal requirements, of the emission of air pollutants from certain landfills based upon the date of the landfill construction and volume per year of emissions of regulated pollutants. The EPA has recently promulgated new source performance standards regulating air emissions of certain regulated pollutants (methane and non-methane organic compounds) from municipal solid waste landfills. The EPA has also issued regulations controlling the emissions of particular regulated air pollutants from municipal solid waste landfills. Landfills located in areas designated as having air pollution problems may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the disposal of asbestos-containing materials.

    Each   of  the   federal  statutes   described  above   contains  provisions
authorizing, under certain circumstances, the bringing of lawsuits by private citizens to enforce the provisions of the statutes.

    THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970 ("OSHA"). OSHA establishes employer responsibilities and authorizes the promulgation by the Occupational Safety and Health Administration of occupational health and safety standards, including the obligation to maintain a workplace free of recognized hazards likely to cause death or serious injury, to comply with adopted worker protection standards, to maintain certain records, to provide workers with required disclosures and to implement certain health and safety training programs. Various of those promulgated standards may apply to the Company's operations, including those standards concerning notices of hazards, safety in excavation and demolition work, the handling of asbestos and asbestos-containing materials, and worker training and emergency response programs. The Company's employees are trained to respond appropriately in the event there is an accidental spill or release of packaged asbestos-containing materials or other regulated substances during transportation or landfill disposal.

    STATE AND LOCAL REGULATION. Each state in which the Company now operates or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. In addition, many states have adopted "Superfund" statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting Company operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put out for bid for the right to provide collection services, and bans or other restrictions on the movement of solid wastes into a municipality.

    Certain permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on the importation of out-of-state waste have not withstood judicial challenge. However, from time to time federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although such legislation has not been passed by Congress yet, if this or similar legislation is enacted, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could materially adversely affect landfills within those states that receive a significant portion of waste originating from out-of-state.

    In addition, certain states and localities may for economic or other reasons restrict the exportation of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the United States Supreme Court held unconstitutional, and therefore invalid, a local ordinance that sought to impose flow controls on taking waste out of the locality. However, certain state and local jurisdictions continue to seek to enforce such restrictions and, in certain cases, the Company may elect not to challenge such restrictions based upon various considerations. In addition, the aforementioned proposed federal legislation would allow states and localities to impose certain flow control restrictions. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, which may materially adversely affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business, financial condition and results of operations could be materially adversely affected.

    There has been an increasing trend at the state and local level to mandate and encourage waste reduction at the source and waste recycling and to prohibit or restrict the disposal of certain types of solid wastes, such as yard wastes, leaves and tires, in landfills. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could affect the Company's ability to operate its facilities at their full capacity.

PROPERTY AND EQUIPMENT

    The principal fixed assets used by the Company in connection with its landfill operations are its landfills which are described under "Business -- Operations -- Landfills." The five landfill operations currently owned by the Company are situated on sites owned by the Company.

    The principal fixed assets used by the Company in its collection operations and transfer stations are approximately 47 acres of land used for transfer stations and other facilities related to collection operations (of which approximately 27 acres are owned and 20 acres are leased); and approximately 68 landfill equipment and machinery units, 14,941 collection containers and small equipment units and 231 trucks and trailers (in each instance, such number includes owned and leased units).

    The Company's corporate headquarters are located in Burr Ridge, Illinois, where it leases approximately 4,000 square feet of space.

LEGAL PROCEEDINGS

    In the normal course of its business and as a result of the extensive governmental regulation of the waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company to revoke, or to deny renewal of, an operating permit held by the Company. From time to time, the Company also may be subject to actions brought by citizens' groups or adjacent landowners in connection with the permitting and licensing of its landfills or transfer stations, or alleging environmental damage or violations of the permits and licensees pursuant to which the Company operates.

    Thirty-four homeowners in the vicinity of the Company's Wheatland landfill initiated a suit in 1993 seeking actual and punitive damages for nuisance, trespass and negligence. The suit is pending in the District Court of Crawford County, Kansas. Plaintiffs claim to have suffered a diminution in real property values, lost past and future profits for three businesses, reduced use and enjoyment of their residences for individual plaintiffs, mental anguish and personal injury. Three plaintiffs have since voluntarily withdrawn their cases and two additional plaintiffs have reached settlement with the Company for an aggregate of $70,000. The case is being defended on behalf of the Company by its insurance carrier. The Company has recently received a settlement offer that is under consideration. The Company is contesting this suit vigorously and believes that such suit will not materially adversely affect the business, financial condition or results of operations of the Company.

    In addition, the Company is or may become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of the waste management business. In the opinion of management, the liability, if any, under these claims and suits would not materially adversely affect the business, financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The   following  table  sets  forth  information  concerning  the  Company's executive officers and directors as of May 31, 1996:

NAME                                      AGE                                POSITION
- -------------------------------------  ---------  --------------------------------------------------------------
David C. Stoller.....................     46      Chairman; Director
Richard De Young.....................     42      President; Director
Scott H. Flamm.......................     41      Senior Vice President; Chief Financial Officer; Director
Richard Kogler.......................     37      Vice President; Chief Operating Officer
Ann L. Straw.........................     43      Vice President; General Counsel; Secretary
Lawrence R. Conrath..................     39      Vice President; Controller
John J. McDonnell....................     41      Vice President -- Engineering
Merril M. Halpern....................     62      Director
A. Lawrence Fagan (1)................     66      Director
Richard T. Henshaw, III (2)..........     57      Director
G.T. Blankenship (2).................     68      Director
Norman Steisel (1)...................     54      Director

- ------------------------
(1) Member of audit committee

(2) Member of compensation committee

    DAVID C. STOLLER has been Chairman and a director of the Company since the Exchange. He has served in the same capacities for ADS (since January 1993) and CDI (since May 1995). He has also been (since August 1992) the Chairman of Charterhouse Environmental Capital Group, Inc. ("Charterhouse Environmental Capital"), which provides management and consulting services to companies with environmental operations including the Company. Charterhouse Environmental Capital is an affiliate of Charterhouse. Mr. Stoller was a partner at the law firm of Milbank, Tweed, Hadley & McCloy (where he remains as "Of Counsel") from January 1989 through July 1992.

    RICHARD DE YOUNG has been President and a director of the Company since the Exchange. He has also served as President of ADS since April 1994 and as a director since September 1993 and was the Chief Operating Officer and Vice President for ADS from January 1993 through April 1994. Mr. De Young has been a director of CDI since May 1995. From June 1982 through January 1993 he was employed by Waste Management of North America, a subsidiary of WMX Technologies, Inc. ("WMX"), most recently as a regional Operations Vice President, with responsibility for landfill and collection operations in the Midwest region.

    SCOTT H. FLAMM has been a Senior Vice President, and the Chief Financial Officer of the Company since May 1996 and a director since the Exchange. From the Exchange until May 1996, he was Vice Chairman of the Company. He previously served as Vice Chairman of CDI since May 1995. He has been a director of ADS (since January 1993) and CDI (since May 1995). He has also been Executive Vice President of Charterhouse Environmental Capital since January 1993. From 1988 until January 1993, he was Executive Vice President and Chief Operating Officer and a director of Catalyst Energy, an independent power producer.

    RICHARD KOGLER has been a Vice President and the Chief Operating Officer of the Company since the Exchange. He previously served in the same capacities for ADS since May 1995 and he has been President of CDI since May 1995. From October 1984 through May 1995 Mr. Kogler was employed by WMX, most recently as a regional Operations Vice President.

    ANN L. STRAW has been Vice President and General Counsel of the Company since the Exchange. She previously served in the same capacities for ADS (since June 1995) and for CDI (since May 1995). She has been the Secretary of CDI since July 1995. From 1986 through May 1995 she was employed by WMX, most recently as a Group Counsel for WMX's Midwest Group.

    LAWRENCE R. CONRATH has been Controller of the Company since the Exchange and a Vice President since May 1996. He previously served as Controller for ADS since May 1994. Prior to joining the Company, Mr. Conrath spent two years with United Waste Systems, Inc., as Regional Controller of its Michigan region. From 1978 through 1990, Mr. Conrath was employed by WMX in several financial positions, most recently as Director of Accounting for the WMX Urban Services Group.

    JOHN J. MCDONNELL has been Vice President -- Engineering of the Company since the Exchange. He previously served as Environmental Engineer for ADS (since February 1993) and CDI (since June 1995). From 1985 through February 1993, Mr. McDonnell was employed by WMX, most recently as an Engineering Manager.

    MERRIL M. HALPERN has served as a director of the Company since the Exchange. Since October 1984, Mr. Halpern has served as Chairman of the Board of Charterhouse, which is a private investment firm specializing in leveraged buy-out acquisitions. From 1973 to October 1984, Mr. Halpern served as President and Chief Executive Officer of Charterhouse. Mr. Halpern is also a director of Dreyer's Grand Ice Cream, Inc., a manufacturer and distributor of ice cream products; Del Monte Corporation, a processor and marketer of canned foods and vegetables; Designer Holdings Ltd., a developer and marketer of designer sportswear lines ("Designer Holdings"); Insignia Financial Group, Inc., a real estate management firm; and Microwave Power Devices, Inc., a manufacturer of highly linear power amplifiers primarily for the wireless telecommunications market ("MPD").

    A. LAWRENCE FAGAN has served as a director of the Company since the Exchange. He has been Executive Vice President of Charterhouse since 1984. Mr. Fagan is also a director of Designer Holdings and MPD.

    RICHARD T. HENSHAW, III has been a director of the Company since the Exchange. He has served as a director of ADS (since January 1993) and CDI (since May 1995). Mr. Henshaw has been a Senior Vice President of Charterhouse since 1991. Prior thereto he was a Senior Vice President of The Bank of New York.

    G.T. BLANKENSHIP has been a director of the Company since the Exchange. He previously served as a director of ADS (since January 1991). Mr. Blankenship has been a self-employed private investor since 1990.

    NORMAN STEISEL has been the President of EnEssCo Strategies, a strategic consulting services firm specializing in government regulated markets, since January 1994. From January 1990 through December 1993, Mr. Steisel was the First Deputy Mayor of the City of New York. Prior to 1990, he was a Senior Vice
President at Lazard Freres & Co., specializing in environmental corporate and municipal finance.

    See   "Certain  Transactions"  and   "Principal  Stockholders"  for  certain
information concerning the Company's directors and executive officers.

    Directors of the Company hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier resignation or removal. All officers are appointed by and serve at the discretion of the Board of Directors. There are no family relationships among any directors or officers of the Company.

    The Board of Directors has established a compensation committee and an audit committee. The compensation committee reviews executive salaries, administers any bonus, incentive compensation and stock option plans of the Company, including the American Disposal Services, Inc. 1996 Stock Option Plan, and approves the salaries and other benefits of the executive officers of the Company. In addition, the compensation committee consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. The audit committee reviews the professional services provided by the Company's independent auditors, the independence of such auditors from management of the Company, the annual financial statements of the Company and the Company's system of internal accounting controls. The audit committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or may be brought to its attention, and meets from time to time with members of the Company's internal audit staff.

EMPLOYMENT AGREEMENTS

    In May 1996, Mr. De Young entered into an employment agreement with the Company, effective upon closing of the Offering, under which he serves as the Company's President. The employment agreement provides for an annual base salary of $300,000 and terminates on the third anniversary of the closing of the Offering. The employment agreement provides that Mr. De Young will receive a $600,000 payment in the event his employment is terminated following a "change-in-control" of the Company. In addition, if the Company retains an officer (other than the Chairman of the Board) in a capacity that is senior to Mr. De Young, or if his responsibilities are materially diminished (other than for cause), Mr. De Young will have the right to terminate his employment in which event he will be entitled to receive payments equal to the greater of $750,000 or the remaining aggregate amount of base salary otherwise payable under the employment agreement.

    In January 1993, Mr. McDonnell entered into an employment agreement with ADS, under which he serves as the Company's Vice President -- Engineering. The employment agreement currently provides for an annual base salary of $127,000 and terminates on January 26, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1995, the Board of Directors determined the compensation of all the Company's executive officers. Since May 16, 1996, all such deliberations were made by the Company's compensation committee. The compensation committee of the Board of Directors consists of Messrs. Blankenship and Henshaw. No member of the compensation committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity.

DIRECTOR COMPENSATION

    The only directors who will be compensated for services as a director are Messrs. Blankenship and Steisel, each of whom will receive $2,000 for each meeting of the Board of Directors which he attends and $500 for each meeting of a committee of the Board of Directors which he attends.

EXECUTIVE COMPENSATION

    The following table sets forth, for the year ended December 31, 1995, the cash compensation paid and shares underlying options granted to Mr. De Young, the President of the Company, and each other executive officer whose salary for such fiscal year was in excess of $100,000. The Company did not pay bonuses to these individuals during the year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                            SHARES
                                                                                          UNDERLYING
                                                                             SALARY    OPTIONS GRANTED
                                                                           ----------  ----------------
Richard De Young, President..............................................  $  230,092        212,109
Scott H. Flamm, Senior Vice President, Chief Financial Officer...........     122,106(1)        83,989
John J. McDonnell, Vice President -- Engineering.........................     109,447         49,205

- ------------------------
(1) Represents the salary received since June 1995, when Mr. Flamm became an employee of the Company.
STOCK OPTIONS

    The following table contains information concerning the grant of options to purchase shares of the Company's Common Stock to each of the named executive officers of the Company during the year ended December 31, 1995. No stock appreciation rights ("SARS") were granted in 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                           -------------------------------------
                                        PERCENT OF
                                           TOTAL                                POTENTIAL REALIZABLE VALUE
                            NUMBER OF     OPTIONS                               AT ASSUMED ANNUAL RATES OF
                           SECURITIES   GRANTED TO                                STOCK APPRECIATION FOR
                           UNDERLYING    EMPLOYEES    EXERCISE                       OPTION TERM (1)
                             OPTIONS     IN FISCAL      PRICE      EXPIRATION   --------------------------
NAME                         GRANTED       YEAR       ($/SHARE)     DATE (2)         5%           10%
- -------------------------  -----------  -----------  -----------  ------------  ------------  ------------
Richard De Young.........     212,109       30.41%    $    7.41       8/1/2005  $  2,741,676  $  5,038,778
Scott H. Flamm...........      83,989       12.04%    $    7.41     12/27/2005     1,119,965     2,099,602
John J. McDonnell........       1,263        0.18%    $    7.17      2/23/2002        12,666        19,322
                               47,942        6.87%    $    7.41       8/1/2005       619,688     1,138,891

- ------------------------
(1) Based on certain assumed rates of appreciation from an assumed share price of $13.00 as of June 1, 1996. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the Common Stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock on any date. There is no representation either express or implied that the stock price appreciation rates for the Common Stock assumed for purposes of this table will actually be achieved.

(2) Each option is subject to earlier termination if the officer's employment with the Company is terminated.

    The following table sets forth information for each of the named executive officers with respect to the value of options outstanding as of December 31, 1995. There were no options exercised during 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                   OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS
                                                             1995              AT DECEMBER 31, 1995 (1)
                                                  --------------------------  --------------------------
NAME                                              EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ------------------------------------------------  -----------  -------------  -----------  -------------
Richard De Young................................      26,537        256,205    $ 154,711    $ 1,444,501
Scott H. Flamm..................................      14,822         69,167       82,855        386,644
John J. McDonnell...............................       8,846         63,904       51,572        361,054

- ------------------------
(1) Represents the difference between an assumed share price of $13.00 and the exercise price per share of the in-the-money options, multiplied by the number of shares underlying the in-the-money options.

1996 STOCK OPTION PLAN

    Effective as of January 1, 1996, the Company adopted the American Disposal Services, Inc. 1996 Stock Option Plan (the "Plan"). The Plan is a stock plan providing for the grant of incentive stock options and nonqualified stock options to key employees and consultants of the Company and its subsidiaries.

    ADMINISTRATION. The Plan is administrated by the compensation committee of the Company's Board of Directors (the "Committee"). The Committee determines the key employees and consultants eligible to receive options and the terms thereof, all in a manner consistent with the Plan.

    SHARES SUBJECT TO OPTIONS. The Plan provides that the total number of shares of Common Stock that may be subject to options shall be 1,100,000 shares. Shares subject to any option which terminates or expires unexercised will be available for subsequent grants.

    OPTIONS. The Plan provides for the grant of incentive stock options and nonqualified stock options to key employees and consultants, as determined by the Committee. The exercise price of incentive stock options granted under the Plan shall be at least 100% of fair market value of the Common Stock on the date of grant and the exercise price of nonqualified stock options shall be at least equal to the par value of the Common Stock. Nonqualified stock options shall be exercisable for not more than ten years, and incentive stock options may be exercisable for up to ten years except as otherwise provided. The Committee may provide that an optionee may pay for shares upon exercise of an option: (i) in cash; (ii) in already-owned shares of Common Stock; (iii) by agreeing to surrender then exercisable options equivalent in value; (iv) by payment through a cash or margin arrangement with a broker; (v) in shares otherwise issuable upon exercise of the option; or (vi) by such other medium or by any combination of (i), (ii), (iii), (iv) or (v) as authorized by the Committee. The grant of an option may be accompanied by a reload option, which gives an optionee who pays the exercise price of an option with shares of Common Stock an additional option to acquire the same number of shares that was used to pay for the original option. Under certain circumstances, including termination of employment upon retirement, disability or death, the option may be exercised during an extended period.

    In connection with the Restructuring, all options to purchase shares of ADS and CDI were exchanged for options to purchase shares of Common Stock under the Plan.

                              CERTAIN TRANSACTIONS

    Messrs. Stoller and Flamm are officers of Charterhouse Environmental Capital, an affiliate of Charterhouse, which has been providing management and consulting services to the Company since 1993. These services include: services relating to the Company's banking and other financial relationships including assistance in connection with the financing and refinancing of corporate indebtedness; analysis and assistance from both a financial and operational standpoint in connection with the expansion of the Company's business operations; assistance with strategic planning; and advice related to acquisitions. Fees paid by the Company to Charterhouse Environmental Capital were $314,000 in 1993, $515,000 in 1994 and $659,000 in 1995. These management and consulting services will be terminated effective at the closing of the Offering.

    On November 16, 1995, the Company borrowed $12,500,000 from Charterhouse Equity Partners II, L.P. See "Principal Stockholders." The loan matures on November 15, 1996 and bears interest at a rate per annum equal to the prime rate plus 3%. The Company repaid this loan in June 1996 with borrowings under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    Effective as of January 1, 1996, the Company entered into agreements with each of its executive officers providing that, upon such officer's exercise of stock options granted in exchange for options previously granted by CDI, the Company will pay to such officer an amount equal to the tax savings actually recognized by the Company as a result of the deductions attributable to such exercise. In no event can the payment to be received by an executive officer under such agreement exceed the difference between the federal income tax actually paid by such officer as a result of such option exercise and the amount of federal income tax that would have been paid by such officer had such option exercise been taxed at the capital gains rate.

    All future transactions, including loans, between the Company and its officers, directors, principal stockholders or their affiliates will be subject to approval of a majority of the independent and disinterested outside directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of May 31, 1996 and as adjusted to reflect the sale of the Common Stock offered hereby, by: (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) the Company's Chief Executive Officer and each of the Company's other executive officers; and (iv) the Company's directors and executive officers as a group.

                                                                              PERCENTAGE OWNERSHIP (1)
                                                                 NUMBER OF
                                                                  SHARES     --------------------------
                                                                BENEFICIALLY   PRIOR TO       AFTER
            NAME AND ADDRESS OF BENEFICIAL OWNERS                  OWNED       OFFERING      OFFERING
- --------------------------------------------------------------  -----------  ------------  ------------
Charterhouse Environmental Holdings, L.L.C. (2)...............   1,867,289         32.9%         22.2%
Charterhouse Equity Partners II, L.P. (3).....................   2,511,973         44.2%         29.8%
CDI Equity, LLC (4)...........................................     644,109         11.3%          7.6%
David C. Stoller (5)..........................................      60,271          1.1%        *
Richard De Young (5)(6).......................................      38,540        *             *
Scott H. Flamm (5)............................................      23,764        *             *
Merril M. Halpern (7).........................................      --            --            --
A. Lawrence Fagan (7).........................................      --            --            --
Richard T. Henshaw, III (7)...................................      --            --            --
G.T. Blankenship (8)..........................................     100,935          1.8%          1.2%
Norman Steisel................................................      --            --            --
Richard Kogler (5)............................................       1,177        *             *
Ann L. Straw (5)..............................................         777        *             *
John J. McDonnell (5)(9)......................................      13,441        *             *
Lawrence R. Conrath (5)(10)...................................       5,264        *             *
All directors and executive officers as a group (12 persons)
 (5)..........................................................     244,169          4.3%          2.9%

- ------------------------
 *  Less than one percent.

 (1)Assumes no exercise of the Underwriters' over-allotment option to purchase up to 412,500 additional shares of Common Stock from the Company. See "Underwriting."

 (2)The address of Charterhouse Environmental Holdings, L.L.C. ("Charter Environmental") is c/o Charterhouse Group International, Inc., 535 Madison Avenue, New York, New York 10022. Charterhouse Equity Partners, L.P. ("CEP") and StollerCo Partners, L.P. ("StollerCo") are the members of Charter Environmental, with a majority of the ownership interests being held by CEP. The general partner of CEP is CHUSA Equity Investors, L.P., whose general partner is Charterhouse Equity, Inc., a wholly-owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares of Common Stock held by Charter Environmental would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse. Messrs. Stoller and Flamm are partners of StollerCo and disclaim beneficial ownership of shares of Common Stock held of record by Charter Environmental.

 (3)The address of Charterhouse Equity Partners II, L.P. ("CEP II") is c/o Charterhouse Group International, Inc., 535 Madison Avenue, New York, New York 10022. The general partner of CEP II is CHUSA Equity Investors II, L.P., whose general partner is Charterhouse Equity II, Inc., a wholly-owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares of Common Stock held by CEP II would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse.

 (4)The address of CDI Equity, LLC is c/o Aetna Life and Casualty Company, Conveyor IG6U, 151 Farmington Avenue, Hartford, Connecticut 06156. The member interests in CDI Equity, LLC are held as follows: 99% by Aetna Life Insurance Company and 1% by CDI Equity, Inc., a wholly-owned subsidiary of Aetna Life and Casualty Company.

 (5)Includes options exercisable within 60 days of May 31, 1996 to purchase 57,804, 36,073, 22,232, 1,177, 12,446, 4,767 and 777 shares granted under the American Disposal Services, Inc. 1996 Stock Option Plan to Messrs. Stoller, De Young, Flamm, Kogler, McDonnell and Conrath and Ms. Straw, respectively. For purposes of computing the percentage of outstanding shares beneficially held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be beneficially owned for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any person.

 (6)Includes 2,467 shares held jointly by Mr. De Young and his wife.

 (7)Merril M. Halpern and A. Lawrence Fagan are executive officers, directors and stockholders of Charterhouse and Richard T. Henshaw, III is an executive officer of Charterhouse. Messrs. Halpern, Fagan and Henshaw each disclaim beneficial ownership of the shares of Common Stock beneficially owned by Charterhouse.

 (8) Includes 7,995 shares held by Mr. Blankenship's wife, of which Mr. Blankenship disclaims beneficial ownership.

 (9) Includes 996 shares held by Mr. McDonnell's minor children.

(10) Includes 498 shares held jointly by Mr. Conrath and his wife.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share, (the "Preferred Stock"). The discussions of the Common Stock and Preferred Stock here and elsewhere in this Prospectus are qualified in their entirety by reference to: (i) the Certificate of Incorporation of the Company, as amended, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part; and (ii) the applicable Delaware law.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Stockholders casting a plurality of votes of the stockholders entitled to vote in an election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of Preferred Stock that may be issued at such future time or times. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after the payment of all debts and other liabilities and subject to the prior rights of Preferred Stock that may be outstanding at such time. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

    As of May 31, 1996, there were 5,676,901 shares of Common Stock outstanding and held of record by approximately 65 stockholders after giving effect to the Restructuring. After giving effect to the issuance of the 2,750,000 shares of Common Stock offered by the Company hereby (assuming no exercise of the Underwriters' over-allotment option), there will be 8,426,901 shares of Common Stock outstanding upon the closing of the Offering.

UNDESIGNATED PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control of others. At present, the Company has no plans to issue any of the Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding, under Delaware law, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

    Certain provisions of the Company's Certificate of Incorporation and Delaware law may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. In particular, the ability of the Board of Directors to issue Preferred Stock without further stockholder approval may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock.

REGISTRATION RIGHTS

    After the Offering, the holders of 5,032,861 shares of Common Stock and warrants to purchase 215,455 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreements between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. The holders of such registrable securities may also require the Company on two separate occasions to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its diligent reasonable efforts to effect such registration. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is the Trust Company of New Jersey, 35 Journal Square, Jersey City, New Jersey 07306. Its telephone number is (201) 420-2621.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

    Upon completion of the Offering, the Company will have approximately 8,426,901 shares of Common Stock outstanding (assuming no exercise of the Underwriters' overallotment option). Of these shares, the 2,750,000 shares sold in the Offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

    After the Offering, the holders of 5,032,861 shares of Common Stock, and warrants to purchase 215,455 shares of Common Stock, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

    All officers and directors and holders of 5% or more of the outstanding shares of Common Stock prior to the Offering have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of Common Stock of the Company for 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc. Additionally, the Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc. subject to certain limited exceptions.

    In general, under Rule 144 as currently in effect, beginning 90 days after the Offering, a person (or person whose shares are aggregated) who owns shares that were purchased from the Company (or any Affiliate) at least two years previously, including persons who may be deemed Affiliates of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from the Company (or any Affiliate) at least three years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. It is anticipated that after the expiration of such 90 day period no shares of Common Stock will be immediately eligible for sale under Rule 144.

    The Company intends to file a registration statement under the Securities Act covering approximately 1,100,000 shares of Common Stock issued or reserved for issuance under the Plan. See "Management -- 1996 Stock Option Plan." Such registration statement is expected to be filed prior to the end of the 1996 calendar year and will automatically become effective upon filing. Accordingly, shares registered under such registration statement pursuant to the Plan will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions. At May 31, 1996, options to purchase 869,615 shares were issued and outstanding under the Plan.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Oppenheimer & Co., Inc. and CS First Boston Corporation are acting as Representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                                                                            NUMBER OF
                                                                                            SHARES OF
UNDERWRITER                                                                                COMMON STOCK
- ----------------------------------------------------------------------------------------  --------------
Oppenheimer & Co., Inc..................................................................
CS First Boston Corporation.............................................................

                                                                                          --------------
    Total...............................................................................      2,750,000
                                                                                          --------------
                                                                                          --------------

    The Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $ per share. The Underwriters may allow, and such dealers may
reallow,  a concession not in excess of $       per share to certain brokers and
dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be changed by the Representatives. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    The Company has granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 412,500 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 2,750,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to any account over which they exercise discretionary authority.

    The Company has agreed to indemnify the representatives of the Underwriters and the several Underwriters against certain liabilities, including, without limitation liabilities under the Securities Act.

    The Company's officers, directors and certain stockholders, option holders and warrant holders who beneficially own an aggregate of approximately 6,761,971 shares of Common Stock have agreed not to offer, sell, contract to sell, pledge or grant any option to purchase or otherwise dispose of Common Stock of the Company for 180 days after the date of this Prospectus without the prior written consent of Oppenheimer & Co., Inc. The Company has also agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock (other than shares issuable upon exercise of outstanding options and warrants) for a period of 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc., subject to certain limited exceptions. See "Shares Eligible for Future Sale."

    Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant by the Representatives.

                                 LEGAL MATTERS

    The legality of the Common Stock offered hereby will be passed upon for the Company by Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York 10036. Certain legal matters will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178.

                                    EXPERTS

    The consolidated financial statements of the Company at December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995, appearing in this Prospectus and the Registration Statement of which this Prospectus forms a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated statements of operations, stockholders' equity and cash flows of the Company for the fiscal year ended December 31, 1993, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    In 1994 the Company appointed Ernst & Young LLP to replace Arthur Andersen LLP as its principal accountants. The Company dismissed Arthur Andersen LLP during 1994. The reports of Arthur Andersen LLP on the 1993 financial statements of the Company did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Company's Board of Directors. There were no disagreements with the former accountants during the two fiscal years preceding their replacement or during the subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the financial statements, schedules, and exhibits filed as a part thereof. The Registration Statement, including all schedules and exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York and

500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise with the Commission, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AMERICAN DISPOSAL SERVICES, INC. AND SUBSIDIARIES:
  CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Auditors...........................................................................     F-2
  Report of Independent Public Accountants.................................................................     F-3
  Consolidated Balance Sheets at December 31, 1995 and 1994................................................     F-4
  Consolidated Statements of Operations for the years ended December 31, 1995,
   1994 and 1993...........................................................................................     F-5
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
   1995, 1994 and 1993.....................................................................................     F-6
  Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993...............     F-7
  Notes to Consolidated Financial Statements...............................................................     F-8

  UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  Condensed Consolidated Balance Sheet at March 31, 1996...................................................    F-18
  Condensed Consolidated Statements of Operations for the three months ended March 31, 1996 and 1995.......    F-19
  Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1996 and 1995.......    F-20
  Notes to Condensed Consolidated Financial Statements.....................................................    F-21

  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995......................    F-22

ACQUIRED COMPANIES (CDI ACQUISITION):
  ENVIRITE CORPORATION, MSG FACILITIES
  Report of Independent Auditors...........................................................................    F-24
  Statements of Net Assets Acquired at December 31, 1994 and January 1, 1994...............................    F-28
  Statements of Revenue and Direct Operating Expenses for the fiscal years ended December 31, 1994 and
   January 1, 1994.........................................................................................    F-26
  Notes to Financial Statements............................................................................    F-27

  Report of Independent Auditors...........................................................................    F-30
  Statement of Revenue and Direct Operating Expenses for the period ended November 15, 1995................    F-31
  Notes to Financial Statements............................................................................    F-32

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
American Disposal Services, Inc.

    We have audited the accompanying consolidated balance sheets of American Disposal Services, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the 1995 and 1994 financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Disposal Services, Inc. as of December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
March 22, 1996 , except as to Note 10 for which the date is May 30, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
American Disposal Services, Inc.:

    We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of American Disposal Services, Inc. and subsidiaries for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of American Disposal Services, Inc. and subsidiaries for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma
April 15, 1994

                        AMERICAN DISPOSAL SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                                1995       1994
                                                                                             ----------  ---------
Current assets:
  Cash and cash equivalents................................................................  $    6,383  $     548
  Cash held in escrow......................................................................         156        191
  Trade receivables -- Net of allowance for doubtful accounts of $476 and $408.............       6,331      2,560
  Prepaid expenses.........................................................................         686         97
  Inventory................................................................................         312        184
                                                                                             ----------  ---------
Total current assets.......................................................................      13,868      3,580
Property and equipment, net................................................................      81,250     17,062
Other assets:
  Cost over fair value of net assets of acquired businesses, net of accumulated
   amortization of $823 and $451...........................................................      15,739     13,569
  Other intangible assets, net of accumulated amortization of $305 and $455................       1,081      1,435
  Debt issuance costs, net of accumulated amortization of $71 and $234.....................         815      1,002
  Other....................................................................................       1,940        909
                                                                                             ----------  ---------
                                                                                             $  114,693  $  37,557
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to stockholder..............................................................  $   12,500  $      --
  Accounts payable.........................................................................       3,185        881
  Accrued liabilities......................................................................       2,360      1,440
  Deferred revenues........................................................................       1,202        948
  Current portion of long-term debt and capital lease obligations..........................       3,440      2,548
                                                                                             ----------  ---------
Total current liabilities..................................................................      22,687      5,817
Long-term debt and capital lease obligations, net of current portion.......................      48,789     18,487
Accrued environmental and landfill costs...................................................       6,214      1,121
Deferred income taxes......................................................................       1,240         --
Redeemable preferred stock of subsidiary...................................................       1,908         --
Stockholders' equity:
  Common stock, $.01 par value, 20,000,000 shares authorized; shares issued and
   outstanding; 1995 -- 5,676,901; 1994 -- 2,382,345.......................................          57         24
  Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued and outstanding
   in 1995 and 1994........................................................................          --         --
  Warrants outstanding.....................................................................         107        107
  Additional paid-in capital...............................................................      41,590     16,157
  Accumulated deficit......................................................................      (7,899)    (4,156)
                                                                                             ----------  ---------
                                                                                                 33,855     12,132
                                                                                             ----------  ---------
                                                                                             $  114,693  $  37,557
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
Revenues................................................................  $     30,004  $     18,517  $      7,730
Cost of operations......................................................        17,286        12,647         5,750
Selling, general, and administrative expenses...........................         5,882         4,910         1,646
Depreciation and amortization...........................................         6,308         3,226         1,166
                                                                          ------------  ------------  ------------
Operating income (loss).................................................           528        (2,266)         (832)
Interest expense........................................................        (3,030)       (1,497)         (417)
Interest income.........................................................           189             2            35
                                                                          ------------  ------------  ------------
Loss before income taxes and extraordinary item.........................        (2,313)       (3,761)       (1,214)
Income tax benefit (expense)............................................          (332)        1,372           391
                                                                          ------------  ------------  ------------
Loss before extraordinary item..........................................        (2,645)       (2,389)         (823)
Extraordinary item -- Gain (loss) on early retirement of debt...........          (908)           --            74
                                                                          ------------  ------------  ------------
Net loss................................................................        (3,553)       (2,389)         (749)
Preferred stock dividend requirement of subsidiary......................          (190)           --            --
                                                                          ------------  ------------  ------------
Net loss applicable to common stockholders..............................  $     (3,743) $     (2,389) $       (749)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Per common share:
  Loss before extraordinary item........................................  $       (.76) $       (.91) $       (.51)
  Extraordinary item....................................................          (.24)           --           .04
                                                                          ------------  ------------  ------------
  Net loss..............................................................  $      (1.00) $       (.91) $       (.47)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Weighted average common stock and common stock equivalent shares
 outstanding............................................................     3,729,055     2,612,749     1,607,586
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                            COMMON STOCK                       ADDITIONAL                    TOTAL
                                       -----------------------    WARRANTS       PAID-IN    ACCUMULATED   STOCKHOLDERS'
                                         SHARES      AMOUNT      OUTSTANDING     CAPITAL      DEFICIT        EQUITY
                                       ----------  -----------  -------------  -----------  ------------  ------------
Balance -- December 31, 1992.........     212,288   $       2     $      --     $   1,105    $   (1,018)   $       89
Issuance of common stock, net of
 issuance costs......................   1,887,664          19            --        13,065            --        13,084
Issuance of common stock warrants....          --          --           107            --            --           107
Net loss.............................          --          --            --            --          (749)         (749)
                                       ----------         ---         -----    -----------  ------------  ------------
Balance -- December 31, 1993.........   2,099,952          21           107        14,170        (1,767)       12,531
Issuance of common stock, net of
 issuance costs......................     282,393           3            --         1,987            --         1,990
Net loss.............................          --          --            --            --        (2,389)       (2,389)
                                       ----------         ---         -----    -----------  ------------  ------------
Balance -- December 31, 1994.........   2,382,345          24           107        16,157        (4,156)       12,132
Issuance of common stock, net of
 issuance costs......................   3,294,556          33            --        25,433            --        25,466
Net loss.............................          --          --            --            --        (3,553)       (3,553)
Dividends on preferred stock of
 subsidiary..........................          --          --            --            --          (190)         (190)
                                       ----------         ---         -----    -----------  ------------  ------------
Balance -- December 31, 1995.........   5,676,901   $      57     $     107     $  41,590    $   (7,899)   $   33,855
                                       ----------         ---         -----    -----------  ------------  ------------
                                       ----------         ---         -----    -----------  ------------  ------------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                     1995       1994        1993
                                                                                  ----------  ---------  ----------
OPERATING ACTIVITIES
Net loss........................................................................  $   (3,553) $  (2,389) $     (749)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Extraordinary item, net.......................................................         908         --         (74)
  Depreciation and amortization.................................................       6,308      3,226       1,166
  Provision for environmental and landfill costs................................         292         48          39
  Deferred income taxes.........................................................          47     (1,372)       (391)
  Changes in current assets and liabilities, net of effects from acquisitions:
    Trade receivables...........................................................        (340)      (625)     (1,714)
    Prepaid expenses, cash held in escrow and other assets......................         (33)      (361)       (560)
    Inventory...................................................................        (128)       (96)        (68)
    Accounts payable and accrued liabilities....................................       1,846        235       1,226
    Deferred revenue............................................................         254        210         737
                                                                                  ----------  ---------  ----------
Net cash provided by (used in) operating activities.............................       5,601     (1,124)       (388)
INVESTING ACTIVITIES
Capital expenditures............................................................      (6,173)    (5,600)     (5,592)
Cost of acquisitions............................................................     (62,201)      (580)    (17,469)
                                                                                  ----------  ---------  ----------
Net cash used in investing activities...........................................     (68,374)    (6,180)    (23,061)
FINANCING ACTIVITIES
Net proceeds from issuances of common stock.....................................      25,466      1,990      12,885
Net proceeds from issuance of preferred stock of subsidiary.....................       1,908         --          --
Preferred stock dividend requirements of subsidiary.............................        (190)        --          --
Proceeds from issuance of long-term debt........................................      45,068      6,319      19,836
Repayments of indebtedness......................................................      (2,698)    (2,511)     (6,301)
Debt issuance costs.............................................................        (946)       (80)       (849)
                                                                                  ----------  ---------  ----------
Net cash provided by financing activities.......................................      68,608      5,718      25,571
                                                                                  ----------  ---------  ----------
Net increase (decrease) in cash and cash equivalents............................       5,835     (1,586)      2,122
Cash and cash equivalents, at beginning of year.................................         548      2,134          12
                                                                                  ----------  ---------  ----------
Cash and cash equivalents at end of year........................................  $    6,383  $     548  $    2,134
                                                                                  ----------  ---------  ----------
                                                                                  ----------  ---------  ----------
Supplemental cash flow information:
  Cash paid for interest........................................................  $    2,515  $   1,426  $      331
  Cash paid for income taxes....................................................         478         --          --

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

1.  FORMATION AND BASIS OF PRESENTATION
    ADS, Inc. (ADS) was organized January 15, 1991, to acquire, develop, and operate nonhazardous municipal solid waste disposal, collection, and transfer operations and provide nonhazardous solid waste disposal management services to commercial, industrial, and residential customers.

    County Disposal, Inc. (County) was incorporated on April 27, 1995, for the purpose of acquiring certain net assets of Envirite Corporation (Envirite). On April 28, 1995, Envirite and County entered into an Asset Purchase Agreement whereby County agreed to purchase from Envirite certain landfill facilities and waste transportation and collection equipment located in Livingston County, Illinois, and Wyandot County, Ohio; all of the issued and outstanding capital stock of County Environmental Services, Inc., a wholly-owned subsidiary of Envirite, which owned and operated a landfill facility and waste transportation and collection equipment located in Clarion County, Pennsylvania; and certain related assets and assumption of certain liabilities.

    Effective January 1, 1996, the stockholders of ADS and County exchanged their shares for shares of a newly created holding company by the name of American Disposal Services, Inc. (the Company). This share exchange (the Exchange) qualifies as a transfer of companies under common control and, accordingly, the transaction has been accounted for at historical cost in a manner similar to pooling of interests accounting. The financial statements have been prepared as if this Exchange had occurred as of December 31, 1992.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of trade receivables. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's customer base. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Trade receivables, trade payables, and debt obligations are carried at cost which approximates fair value.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents represent cash in banks and liquid investments with original maturities of three months or less.

CASH HELD IN ESCROW

    Cash held in escrow represents cash held in banks restricted to fund obligations incurred in acquiring businesses.

INVENTORY

    Inventory is stated at the lower of cost (first in, first out method) or market and consists principally of equipment parts, materials, and supplies.

                        AMERICAN DISPOSAL SERVICES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the respective assets as follows:

Vehicles and equipment...............  3 to 12 years
                                            25 to 30
Buildings............................          years

    Expenditures for major renewals are capitalized, and expenditures for routine maintenance and repairs are charged to expense as incurred.

    Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering, construction of landfill improvements, cell development costs, and the direct costs of Company personnel dedicated for these purposes. Preparation costs for individual secure land disposal cells are recorded in property and equipment and amortized as the airspace is filled.

INTANGIBLE ASSETS

    The cost over fair value of net assets of acquired businesses is amortized on the straight-line method over periods not exceeding 40 years. Other intangible assets, substantially all of which are covenants not to compete and customer lists, are amortized on the straight-line method over their estimated lives, typically no more than 12 years. Amortization expense for fiscal years 1995, 1994, and 1993 related to intangible assets was $1.4 million, $600,000, and $345,000, respectively. In 1995, the Company determined not to enforce certain covenants not to compete which arose from 1993 transactions with the net book value of such covenants of $505,000, fully written-off and included in 1995 amortization expense.

DEFERRED ACQUISITION COSTS

    The Company capitalizes engineering, legal, accounting, and other direct costs paid to outside parties that are incurred in connection with potential acquisitions. The Company, however, routinely evaluates such capitalized costs and charges to expense those relating to abandoned acquisition candidates. Indirect acquisition costs, such as executive salaries, general corporate overhead, and other corporate services are expensed as incurred. Net deferred acquisition costs, included in other intangible assets, were approximately $370,000 and $379,000 at December 31, 1995 and 1994, respectively.

ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

    Accrued environmental and landfill costs represent landfill accruals which are provided for environmental compliance costs and closure and post-closure costs. These accruals are based on accounting estimates by management determined primarily from the results of engineering studies and reviews and on interpretation of the technical standards of the Environmental Protection Agency's Subtitle D regulations, or the approved state counterpart, and the proposed air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. The Company typically provides accruals for these costs as permitted airspace of such facilities is consumed. Closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Certain of these accrued environmental and landfill costs, principally capping, leachate collection and removal, and methane gas control and recovery, are operating and maintenance costs to be incurred during the 30-year period after the facility closes, but are accrued during the operating life of the site in accordance with the landfill operation requirements of Subtitle D and the proposed air emissions standards. An environmental and landfill cost accrual is provided as a liability assumed for purchased landfill operations based on permitted airspace consumed prior to the acquisition date and is included in the purchase price allocation (see Note 3). The Company has estimated that, as of December 31,

                        AMERICAN DISPOSAL SERVICES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
1995, post-closure expenses, including cap maintenance, groundwater monitoring, methane gas control and recovery and leachate treatment/disposal for up to 30 years after closure in certain cases, will approximate $11.3 million. In addition, the Company has estimated that, as of December 31, 1995, closure costs expected to occur during the operating lives of these facilities' useful lives will approximate $28.4 million. These accruals are reviewed by management periodically and revised prospectively for any significant changes in future cost estimates.

INCOME TAXES

    Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

DEFERRED REVENUES

    Revenues billed prior to the performance of services are deferred and recorded as income in the period in which the related services are rendered, generally over a three-month period.

RECLASSIFICATIONS

    Certain 1994 and 1993 financial statement amounts have been reclassified to conform with the 1995 presentation.

EARNINGS PER SHARE

    Earnings per share is based on the weighted average number of common stock and common stock equivalent shares outstanding during each year and incremental shares from the assumed exercise of options and warrants granted within one year of the initial public offering computed using the treasury stock method.

3.  ACQUISITIONS
    As described in Note 1, the Company acquired three landfills and a waste collection operation (the Envirite Acquisition) during 1995. The Company also acquired three waste collection operations during 1994, and nine waste collection operations, a transfer station and a landfill during 1993.

    The operating results of these businesses since the dates of acquisition are included in the consolidated statements of operations. All of the Company's acquisitions were accounted for as purchases and, accordingly, the purchase prices have been allocated to the net assets acquired based upon fair values at the dates of acquisition with the residual amounts allocated to cost over fair value of net assets acquired. The purchase prices allocated to the net assets acquired were as follows (in thousands):

                                                                    1995       1994       1993
                                                                  ---------  ---------  ---------
Property and equipment..........................................  $  62,288  $     580  $   9,837
Accounts receivable and inventory...............................      3,363         --         --
Other assets....................................................      1,664         --      1,995
Cost over fair value of net assets acquired.....................      3,060         --     12,003
Acquisition price financed by sellers...........................         --         --     (3,500)
Total liabilities assumed.......................................     (8,174)        --     (2,829)
                                                                  ---------  ---------  ---------
    Total cash paid.............................................  $  62,201  $     580  $  17,506
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                        AMERICAN DISPOSAL SERVICES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

3.  ACQUISITIONS (CONTINUED)
    The pro forma unaudited results of operations for the years ended December 31, 1995 and 1994, assuming the Envirite Acquisition occurred at January 1, 1994, were as follows (in thousands, except per share data):

                                                                        1995          1994
                                                                    ------------  ------------
Revenues..........................................................  $     44,500  $     37,338
Operating loss....................................................          (276)       (5,009)
Net loss applicable to common stockholders........................        (6,788)       (8,367)
Pro forma loss per share of common stock..........................         (1.82)        (3.20)
Weighted average common stock and common stock equivalent shares
 outstanding......................................................     3,729,055     2,612,749

4.  PROPERTY AND EQUIPMENT
    Property and equipment are summarized as follows (in thousands):

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1995         1994
                                                                       ---------  ------------
Land.................................................................  $   5,038   $      280
Landfills............................................................     66,529        8,382
Buildings............................................................      2,695          659
Vehicles and equipment...............................................     14,335       10,956
                                                                       ---------  ------------
                                                                          88,597       20,277
Less: Accumulated depreciation and amortization......................     (7,347)      (3,215)
                                                                       ---------  ------------
                                                                       $  81,250   $   17,062
                                                                       ---------  ------------
                                                                       ---------  ------------

                        AMERICAN DISPOSAL SERVICES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

5.  OBLIGATIONS
    Obligations, which approximate fair value, are summarized as follows (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1994
                                                                          ---------  ---------
Long-term debt:
  Term loan, Bank of America............................................  $  20,000  $      --
  Revolving loan, Bank of America.......................................     10,847         --
  Term loan A, ING Capital Corporation..................................     12,525      9,300
  Term loan B, ING Capital Corporation..................................      4,000         --
  Acquisition loan, ING Capital Corporation.............................         --      8,573
  Revolving loan, ING Capital Corporation...............................      2,423      2,050
  Other long-term borrowings, with interest ranging from 7.0% to
   11.0%................................................................      1,285      1,003
Capital lease obligations:
  Capital lease obligations with interest and principal due monthly through 1999, at various interest rates ranging from 6.0% to 9.5%,
   secured by equipment.................................................      1,149        109
                                                                          ---------  ---------
                                                                             52,229     21,035
  Less: Current portion.................................................      3,440      2,548
                                                                          ---------  ---------
  Long-term obligations, net of current portion.........................  $  48,789  $  18,487
                                                                          ---------  ---------
                                                                          ---------  ---------

    On September 21, 1995, County, a subsidiary of the Company, entered into a credit agreement with Bank of America that provides for borrowings of up to $45 million to finance acquisitions and provide working capital. The facility consists of a $20 million term loan and a $25 million revolving loan, which is currently limited to $20 million until certain earnings requirements are met. The term loan bears a rate of interest per annum based on the London Interbank Offered Rate (LIBOR) plus 3.75% (9.1% at December 31, 1995) or the higher of prime plus 1.25% (9.75% at December 31, 1995) or the Federal Funds Rate plus 1.75% (7.5% at December 31, 1995) and is due in quarterly installments beginning in December 1996 through September 2000. The revolving loan bears interest based on LIBOR plus 3.25% (8.6% at December 31, 1995) or the higher of prime plus 0.75% (9.25% at December 31, 1995) or at the Federal Funds Rate plus 1.25% (7.0% at December 31, 1995) and matures on September 21, 1998. The revolving loan provides for commitment fees of 1/2% per annum on the unused portions payable monthly in arrears. The facility is secured by substantially all of the assets of County. Under the terms of the credit agreement, County is subject to various debt covenants, including maintenance of certain financial ratios and restrictions on additional indebtedness, payment of cash dividends, capital expenditures, rental obligations, and asset dispositions. In conjunction with obtaining the credit agreement, the Company granted 97,575 warrants to purchase shares of common stock of the Company at $7.41 per share.

    On October 13, 1995, ADS, a subsidiary of the Company, extinguished an existing credit agreement and entered into a new credit agreement with the Internationale Nederlanden (U.S.) Capital Corporation, as agent (ING), to provide for borrowings of up to approximately $23 million. As a result of the early extinguishment of the credit agreement, the Company recognized an extraordinary loss of $907,720 representing unamortized deferred debt issuance cost. The facility consists of a $12.5 million term loan A, $4.0 million term loan B, and a $6.4 million revolving loan. Term loan A bears a rate of interest per annum based on the London Interbank Offered Rate (LIBOR) plus 3% (8.35% at December 31, 1995), or the higher of prime plus 1.50% (10.00% at December 31,
1995), or Federal Funds Rate plus 1.75% (7.50% at December 31, 1995), and is due in quarterly installments through December 31, 2000. Term loan B bears a rate of

                        AMERICAN DISPOSAL SERVICES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

5.  OBLIGATIONS (CONTINUED)
interest per annum based on the higher of prime plus 3.00% (11.5% at December 31, 1995) or Federal Funds Rate plus 3.25% (9.00% at December 31, 1995, which can be fixed at March 31, 1996, at the Company's option, and is due in quarterly installments beginning March 31, 1998 through December 31, 2000. The revolving loan bears interest at the higher of prime plus 1.25% (9.75% at December 31,
1995), or Federal Funds Rate plus 1.5% (7.25% at December 31, 1995), and matures on December 31, 2000. The revolving loans provide for commitment fees of 1/2% per annum on the unused portions payable monthly in arrears. The ING facility is secured by substantially all of the assets of ADS. Under the terms of the ING credit agreement, ADS is subject to various debt covenants, including maintenance of certain financial ratios and restrictions on additional indebtedness, payment of cash dividends, capital expenditures, rental obligations, and asset dispositions.

    Maturities of long-term obligations (excluding capital lease obligations) are as follows (in thousands):

1996...............................................................  $   2,929
1997...............................................................      6,252
1998...............................................................     18,613
1999...............................................................      8,386
2000 and thereafter................................................     14,900
                                                                     ---------
                                                                     $  51,080
                                                                     ---------
                                                                     ---------

    At December 31, 1995, the Company had outstanding a $12,500,000 unsecured note payable to a stockholder, which was issued on November 16, 1995 and is due November 15, 1996, bearing an annual interest rate of prime plus 3% (11.5% at December 31, 1995). Interest expense relating to this note payable of approximately $180,000 was incurred in 1995.

                        AMERICAN DISPOSAL SERVICES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

6.  INCOME TAXES
    Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1995       1994
                                                                            ---------  ---------
                                                                               (IN THOUSANDS)
Deferred tax assets arising from:
  Net operating loss carryforwards........................................  $   3,111  $   2,311
  Bad debt reserves.......................................................         41        118
  Closure and post-closure costs..........................................        421         91
  Amortization of intangibles.............................................        550         76
                                                                            ---------  ---------
    Total deferred tax assets.............................................      4,123      2,596
Valuation allowance.......................................................     (2,323)      (310)
                                                                            ---------  ---------
    Net deferred tax assets...............................................      1,800      2,286
Deferred tax liabilities arising from:
  Property and equipment..................................................      2,898      2,172
  Amortization of intangibles.............................................         84         74
  Capital leases..........................................................         32         11
  Discharge of indebtedness...............................................         26         29
                                                                            ---------  ---------
    Total deferred tax liabilities........................................      3,040      2,286
                                                                            ---------  ---------
    Net deferred tax liability............................................  $  (1,240) $      --
                                                                            ---------  ---------
                                                                            ---------  ---------

    At December 31, 1995, the Company has net operating loss (NOL) carryforwards of approximately $8.4 million for income tax purposes that expire in years 2006 to 2010.

    The utilization of the NOL carryforwards is limited by future taxable earnings generated at the subsidiary level. The Company recorded a valuation allowance against the NOL carryforwards to reflect uncertainty as to the utilization of such benefit for financial reporting purposes, of approximately $2.3 million at December 31, 1995.

    Significant components of the income tax expense (benefits) were as follows (in thousands):

                                                                              DECEMBER 31,
                                                                     -------------------------------
                                                                       1995       1994       1993
                                                                     ---------  ---------  ---------
Current:
  Federal..........................................................  $     141  $      --  $      --
  State............................................................        144         --         --
                                                                     ---------  ---------  ---------
                                                                           285         --         --
Deferred:
  Federal..........................................................         38     (1,205)      (330)
  State............................................................          9       (167)       (61)
                                                                     ---------  ---------  ---------
                                                                            47     (1,372)      (391)
                                                                     ---------  ---------  ---------
    Total provision................................................  $     332  $  (1,372) $    (391)
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

                        AMERICAN DISPOSAL SERVICES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

6.  INCOME TAXES (CONTINUED)
    A reconciliation from the statutory income tax rate to the effective income tax rate was as follows:

                                                                            DECEMBER 31,
                                                              ----------------------------------------
                                                                  1995          1994          1993
                                                              ------------  ------------  ------------
Federal statutory income tax rate...........................      (34.0)%       (34.0)%       (34.0)%
Effect of:
  State taxes, net of federal tax effect....................        3.1          (2.9)         (3.5)
  Net operating loss with no benefit........................       39.6           0.1           3.6
  Other, net................................................        1.6           0.3           1.7
                                                                  -----         -----         -----
    Effective tax rate......................................       10.3%        (36.5)%       (32.2)%
                                                                  -----         -----         -----
                                                                  -----         -----         -----

7.  RELATED PARTIES
    During 1995, the Company entered into a new management agreement with a stockholder. The agreement specifies certain services to be rendered to the Company in exchange for annual management fees of $700,000. Management fees of approximately $659,000, $515,000, and $314,000 were incurred in 1995, 1994, and
1993, respectively.

8.  COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL AND REGULATORY REQUIREMENTS

    The business  and  activities of  the  Company  are or  may  become  heavily regulated by the Environmental Protection Agency, the Department of Transportation, the Interstate Commerce Commission, and various state environmental and transportation regulatory authorities. The Company is subject to various statutes and regulations which include, but are not limited to, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, and various state regulations. The full impact of these laws and regulations and adoption of new statutes and regulations with respect to the Company's facilities and operations is uncertain and could have material adverse effects on the Company's business, results of operations, and financial condition in that the Company: (i) could be required to incur additional expenses in compliance efforts; (ii) might be unable to comply, forcing the Company to cease operations; and (iii) could incur additional liability for past operation of acquired assets. These regulations may also impose restrictions on the Company's operations, such as limiting the expansion of disposal facilities, limiting or banning the disposal of out-of-state waste or certain other categories of waste, or mandating the disposal of local refuse.

    Although the Company believes it is in substantial compliance with current regulatory requirements, because of heightened political and public concern over environmental issues, companies in the waste disposal industry, including the Company, may become subject to judicial and administrative proceedings involving federal, state, or local agencies in the normal course of business.

    The Company has obtained pollution liability insurance covering claims for sudden or gradual onset environmental damage at its landfill sites. The Company carries a comprehensive general liability insurance policy which management considers adequate to protect its assets and operations from other risks.

    The Company also may be subject to claims for personal injury or property damage arising out of motor vehicle accidents involving its trucks. The Company currently carries insurance with policy limits which management believes to be sufficient to cover these risks. If the Company were to incur liabilities in excess of its insurance limits, its financial condition could be adversely affected.

                        AMERICAN DISPOSAL SERVICES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In connection with three of the Company's existing landfills (one in 1994), the Company has provided financial assurance bonds for approximately $6.3 million at December 31, 1995 from a financial institution to provide financial assurance that closure and post-closure expenses will be met in the event that the Company is not able to fulfill its closure and post-closure obligations.

    At December 31, 1995, future minimum lease payments under noncancelable lease obligations are as follows (in thousands):

                                                                            CAPITAL    OPERATING
                                                                            LEASES      LEASES
                                                                           ---------  -----------
1996.....................................................................  $     598   $   1,548
1997.....................................................................        431       1,101
1998.....................................................................        192       1,015
1999.....................................................................        104         852
2000 and thereafter......................................................         --         379
                                                                           ---------  -----------
    Total minimum lease payments.........................................      1,325   $   4,895
                                                                                      -----------
                                                                                      -----------
Less: Amount representing interest.......................................        176
                                                                           ---------
    Present value of minimum lease payments..............................  $   1,149
                                                                           ---------
                                                                           ---------

    Rental expense in 1995, 1994, and 1993 was approximately $793,000, $132,000, and $85,000, respectively.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with several officers. The terms of these agreements include annual salary commitments of approximately $795,000. The agreements are effective through 1998. In addition, the officers were granted options to purchase shares of the Company's common stock (see Note
9).

OTHER

    The Company has entered into certain Net Profits Agreements (the Agreements) in conjunction with the September 1991 Pittsburg County landfill acquisition. The Agreements require the Company to pay a total of 15% of the net profits, as defined in the Agreements, from the related acquired landfill operation to two individuals who are not currently stockholders of ADS. These payments are required for the life of the acquired landfill. Through December 31, 1995, no amounts related to the Agreements were payable.

REDEEMABLE PREFERRED STOCK OF SUBSIDIARY

    On March 28, 1995, ADS, a subsidiary of the Company, issued 1,950 shares of its Series A Preferred Stock and 46,549 warrants to purchase shares of common stock of the Company, for $1,950,000. The holder of the warrants can purchase one common share for each warrant held at the exercise price of $0.10 per share on or before December 31, 2002. The holder of Series A Preferred Stock is entitled to receive, out of funds legally available, cumulative cash dividends at a rate of $130 per share per annum, payable in equal quarterly installments. ADS may redeem all or part of the Series A Preferred Stock then outstanding by paying to the holders of the shares being redeemed a redemption price equal to the sum of the amount of accrued and unpaid cumulative dividends on the shares being redeemed, plus $1,000 per share redeemed on the first day of each February, May, August, and November in each year, commencing on May 1, 1995.

    In connection with the Exchange, 5,000,000 shares of new preferred stock of the Company were authorized with none issued at December 31, 1995.

                        AMERICAN DISPOSAL SERVICES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

9.  STOCKHOLDERS' EQUITY

STOCK OPTIONS

    The Company's Board of Directors adopted the American Disposal Services, Inc. 1996 Stock Option Plan effective January 1, 1996. The plan permits grants of options up to an aggregate 1,100,000 shares of common stock to employees and certain consultants of the Company, on such terms as the Company's compensation committee (or a stock option subcommittee thereof) determines. Options to purchase an aggregate 806,014 shares were granted under the plan as of January 1, 1996 to replace existing stock options granted by ADS and County.

    An aggregate of 123,638 options have an exercise price of $7.17 per share, and vest in 20% increments on each anniversary of the date of the original grant of the ADS stock options that they replace. An aggregate of 10,464 options have an exercise price of $7.17 per share, and vest in 33 1/3% increments on each anniversary of the date of the original grant of the ADS stock options that they replace. An aggregate of 671,912 options have an exercise price of $7.41 per share, and vest in part over a three-year period and in part based on the Company's financial performance through fiscal 1998. All vesting is subject to acceleration under specified circumstances. All the foregoing stock options were originally granted at their fair value at the date of grant. The new options granted under the 1996 Option Plan expire ten years from the date of the original grant of the ADS and County stock options they replace.

    No options were exercised during the three years ended December 31, 1995.

    Options to purchase an aggregate 63,601 shares were granted outside the plan to a former employee as of January 1, 1996 and are fully vested. Such shares have an exercise price of $7.17 per share, increasing at 25% per annum from the date of original grant of the ADS stock options they replace.

STOCK WARRANTS

    In connection with obtaining a credit agreement in 1993, the Company issued warrants to ING to purchase 71,330 shares of common stock. In 1993, 44,606 warrants were issued with an exercise price of $4.72 per share and 26,137 warrants were issued with an exercise price of $7.17 per share. An additional 587 shares were issued in 1995 under terms of the credit agreement with an exercise price of $4.72 per share. The common stock was valued by management at $7.17 on the date of issuance of the warrants. Given the difference between the exercise price and the value of the common stock, the Company recorded the warrants as a component of equity and recognized debt issuance cost of $106,666. The warrants expire ten years from date of issuance.

10. SUBSEQUENT EVENT
    On May 30, 1996, the stockholders of the Company approved a 13.5 to 1 stock split. The accompanying financial statements are presented as if the stock split had taken place on December 31, 1992.

                        AMERICAN DISPOSAL SERVICES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                        MARCH 31,
                                                                                                          1996
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents (includes restricted cash of $156).......................................   $   6,706
  Trade receivables, net.............................................................................       6,563
  Other current assets...............................................................................         670
                                                                                                       -----------
Total current assets.................................................................................      13,939
Property, plant, and equipment, net..................................................................      81,696
Other assets:
  Cost over fair value of assets acquired, net.......................................................      15,636
  Other intangibles assets, net......................................................................       1,921
  Other assets.......................................................................................       2,240
                                                                                                       -----------
                                                                                                        $ 115,432
                                                                                                       -----------
                                                                                                       -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Note payable due to stockholder....................................................................   $  12,500
  Accounts payable...................................................................................       2,821
  Accrued liabilities and deferred revenues..........................................................       4,009
  Current portion of long-term debt and capital lease obligations....................................       4,167
                                                                                                       -----------
Total current liabilities............................................................................      23,497
Long-term debt and capital lease obligations, net of current portion.................................      49,006
Accrued environmental and landfill costs.............................................................       6,623
Deferred income taxes................................................................................       1,080
Redeemable preferred stock of subsidiary.............................................................       1,908
Total stockholders' equity...........................................................................      33,318
                                                                                                       -----------
                                                                                                        $ 115,432
                                                                                                       -----------
                                                                                                       -----------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         THREE MONTHS ENDED MARCH
                                                                                                   31,
                                                                                         ------------------------
                                                                                            1996         1995
                                                                                         ----------  ------------
                                                                                               (UNAUDITED)
Revenues...............................................................................  $   11,724  $      5,034
Cost of operations.....................................................................       6,108         3,047
Selling, general, and administrative expenses..........................................       1,935         1,080
Depreciation and amortization..........................................................       2,718           984
                                                                                         ----------  ------------
Operating income (loss)................................................................         963           (77)
Interest expense.......................................................................      (1,617)         (511)
Interest income........................................................................          78             4
                                                                                         ----------  ------------
Loss before income taxes...............................................................        (576)         (584)
Income tax benefit.....................................................................         160           156
                                                                                         ----------  ------------
Net loss...............................................................................        (416)         (428)
Preferred stock dividend requirement of subsidiary.....................................         (63)           --
                                                                                         ----------  ------------
Net loss applicable to common stockholders.............................................  $     (479) $       (428)
                                                                                         ----------  ------------
                                                                                         ----------  ------------
Loss per share of common stock.........................................................  $     (.08) $       (.15)
                                                                                         ----------  ------------
                                                                                         ----------  ------------
Weighted average common stock and common stock equivalent shares outstanding...........   6,065,445     2,770,889
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                               --------------------
                                                                                                 1996       1995
                                                                                               ---------  ---------
                                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net loss.....................................................................................  $    (416) $    (428)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Depreciation and amortization..............................................................      2,718        984
  Provision for environmental and landfill costs.............................................        118         12
  Deferred income taxes......................................................................       (160)      (156)
  Changes in working capital:................................................................
    Trade receivables........................................................................       (232)       109
    Accounts payable.........................................................................       (364)        (5)
    Accrued liabilities and deferred revenue.................................................        447       (317)
    Other working capital....................................................................        (93)      (268)
                                                                                               ---------  ---------
Net cash provided by (used in) operating activities..........................................      2,018        (69)
INVESTING ACTIVITIES
Capital expenditures.........................................................................     (2,674)      (991)
                                                                                               ---------  ---------
Net cash used in investing activities........................................................     (2,674)      (991)
FINANCING ACTIVITIES
Net proceeds from issuance of preferred stock of subsidiary..................................         --      1,908
Preferred stock dividend requirement of subsidiary...........................................        (63)        --
Net borrowings (repayments)..................................................................        944     (1,170)
Cash paid for stock issuance costs...........................................................        (58)        --
                                                                                               ---------  ---------
Net cash provided by financing activities....................................................        823        738
                                                                                               ---------  ---------
Net increase (decrease) in cash and cash equivalents (including restricted cash).............        167       (322)
Cash and cash equivalents (including restricted cash) at beginning of period.................      6,539        739
                                                                                               ---------  ---------
Cash and cash equivalents (including restricted cash) at end of period.......................  $   6,706  $     417
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

1.  FORMATION AND BASIS OF PRESENTATION
    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1996. For further information, refer to the consolidated financial statements and footnotes included elsewhere herein.

    Effective January 1, 1996, the stockholders of ADS and County exchanged their shares for shares of a newly created holding company by the name of American Disposal Services, Inc. (the Company). This share exchange (the Exchange) qualifies as a transfer of companies under common control and, accordingly, the transaction has been accounted for at historical cost in a manner similar to pooling of interest accounting. The financial statements have been prepared as if the Exchange occurred on December 31, 1994.

2.  RELATED PARTY INTEREST EXPENSE

                                                                              THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Charterhouse Equity Partners II, L.P.......................................  $     359  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------

3.  ENVIRONMENTAL MATTERS
    See Note 8 of Notes to Consolidated Financial Statements included elsewhere herein for a description of environmental matters.

4.  SUBSEQUENT EVENT
    In May 1996, the Company negotiated a new credit agreement with Internationale Nederlanden (U.S.) Capital Corporation (ING), as administrative agent, and Morgan Guaranty Trust Company of New York, as documentation agent, that provides for borrowings of up to $87 million to finance acquisitions and provide working capital, which was used to repay the existing credit agreements with Bank of America and ING, as well as the note payable to stockholder and redeemable preferred stock of subsidiary. The facility consists of a $38 million term loan A, $25 million term loan B, $7 million revolving loan, and $17 million acquisition facility. The rate of interest is equal to either a base rate plus an applicable margin or the London Interbank Offered Rate (LIBOR) plus an applicable margin. The base rate is the higher of the Federal Funds Rate plus 0.5% or the prime rate. Term loan A bears an interest rate of the base rate plus 1.25% or LIBOR plus 2.75% and is due in quarterly installments beginning in December 1996 through June 2001. Term loan B bears an interest rate of the base rate plus 1.75% or LIBOR plus 3.25% and is due in quarterly installments beginning in December 1996 through June 2003. The revolving loan bears an interest rate of the base rate plus 1.00% or LIBOR plus 2.50% and matures on June 30, 2001. The acquisition facility bears an interest rate of the base rate plus 1.50% or LIBOR plus 3.00% and is due in quarterly installments beginning in September 1998 through March 2000. The revolving loan and acquisition facility provide for commitment fees of 1/2% per annum on the unused portions. The facility is secured by substantially all of the assets of the Company. Under terms of the credit agreement, the Company is subject to various debt covenants, including maintenance of certain financial ratios and other restrictions. The Credit Facility requires the Company to use 50% of the proceeds of any equity offering to repay a portion of the term loans.

                        AMERICAN DISPOSAL SERVICES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                ACQUISITIONS
                                                        -----------------------------
                                           HISTORICAL   HISTORICAL (1) ADJUSTMENTS (2) REFINANCING (3)   PRO FORMA
                                           -----------  ------------  ---------------  ---------------  ------------
Revenues.................................   $  30,004    $   14,496      $  --            $  --         $     44,500
Cost of operations.......................      17,286         5,044                                           22,330
Selling, general and administrative
 expenses................................       5,882         2,146          1,465                             9,493
Depreciation and amortization............       6,308         5,861            784               87           13,040
                                           -----------  ------------       -------            -----     ------------
Operating income (loss)..................         528         1,445         (2,249)             (87)            (363)
Interest Expense.........................      (3,030)                      (2,241)             (43)          (5,314)
Interest Income..........................         189                                        --                  189
                                           -----------  ------------       -------            -----     ------------
Loss before income taxes and
 extraordinary item......................      (2,313)        1,445         (4,490)            (130)          (5,488)
Income tax benefit (expense).............        (332)                                                          (332)
                                           -----------  ------------       -------            -----     ------------
Net loss.................................   $  (2,645)   $    1,445      $  (4,490)       $    (130)    $     (5,820)
                                           -----------  ------------       -------            -----     ------------
                                           -----------  ------------       -------            -----     ------------
Net loss per share of common stock.......                                                               $       (.96)
                                                                                                        ------------
                                                                                                        ------------
Weighted average common stock and common
 stock equivalent shares outstanding.....                                                                  6,065,445
                                                                                                        ------------
                                                                                                        ------------
EBITDA (4)...............................                                                               $     12,677
                                                                                                        ------------
                                                                                                        ------------

- ------------------------

(1) Reflects the combined historical statement of revenues and direct operating expenses for the Municipal Services Group (MSG) of Envirite Corporation for the period of January 1, 1995 through the dates of acquisitions as follows:

       -  Clarion County, Pennsylvania -- June 8, 1995
       -  Wyandot County, Ohio -- August 1, 1995
       -  Livingston County, Illinois -- November 16, 1995

(2) Adjustments to reflect the historical amounts for the acquisitions noted in footnote (1) as follows (in thousands):

Incremental amortization of landfill costs recorded in purchase
 accounting.........................................................  $     752
Incremental goodwill amortization of assets acquired in excess of
 fair value.........................................................         32
Incremental interest expense on additional debt.....................      2,241
Incremental selling, general and administrative expenses, including management salaries and benefits, professional fees and other
 expenses...........................................................      1,465
                                                                      ---------
                                                                      $   4,490
                                                                      ---------
                                                                      ---------

                        AMERICAN DISPOSAL SERVICES, INC.
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(3) Adjustments to reflect the new credit facility, which replaces: (i) the Bank of America term loan and revolver; (ii) the ING Capital Corporation term loans and revolver; (iii) $7.5 million of the note payable to a stockholder; and (iv) the redeemable perferred stock of a subsidiary as follows (in thousands):

Interest Expense
  Term loan A at $38 million bearing an interest rate of 8.79%.....  $   3,340
  Term loan B at $21 million bearing an interest rate of 9.29%.....      1,974
  Less historical and adjusted interest expense....................     (5,271)
                                                                     ---------
  Net adjustment...................................................  $      43
                                                                     ---------
                                                                     ---------
Debt Issuance Costs
  Amortization for new credit facility.............................  $     345
  Less historical amortization.....................................       (258)
                                                                     ---------
  Net adjustment...................................................  $      87
                                                                     ---------
                                                                     ---------

    An average LIBOR rate of 6.04% was used for the year ended December 31, 1995. The debt issuance costs were allocated on a pro-rata basis to the respective components of the new credit facility.

(4) EBITDA represents operating income plus depreciation and amortization. While EBITDA data should not be construed as a substitute for operating income, net income (loss) or cash flows from operations in analyzing the Company's operating performance, financial position and cash flows, the Company has included EBITDA data (which are not a measure of financial performance under generally accepted accounting principles) because it understands that such data are commonly used by certain investors to evaluate a company's performance in the solid waste industry.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Envirite Corporation

    We have audited the accompanying statements of net assets acquired of the MSG Facilities of Envirite Corporation as of December 31, 1994 and January 1, 1994, and the related statements of revenue and direct operating expenses for the years then ended. These financial statements are the responsibility of Envirite Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net assets acquired and revenue and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

    As described in Note 1, the accompanying financial statements were prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission, as agreed to by representatives of the Commission, and are not intended to be a complete presentation of assets and liabilities and results of operations on a stand-alone basis of the MSG Facilities.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets acquired of the MSG Facilities of Envirite Corporation at December 31, 1994 and January 1, 1994, and the revenue and direct operating expenses for the years then ended, as described in Note 1, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Philadelphia, Pennsylvania
November 8, 1995

                              ENVIRITE CORPORATION
                                 MSG FACILITIES
                       STATEMENTS OF NET ASSETS ACQUIRED

                                     ASSETS

                                                                                     DECEMBER 31,    JANUARY 1,
                                                                                         1994           1994
                                                                                     -------------  -------------
Accounts receivable................................................................  $   3,329,720  $   1,883,946
Wyandot trust fund.................................................................      1,029,770        664,521

Property, plant and equipment, at cost:
  Land, primarily disposal sites...................................................     28,682,963     26,911,426
  Buildings........................................................................        850,276        838,985
  Machinery and equipment..........................................................      6,075,446      5,387,264
                                                                                     -------------  -------------
                                                                                        35,608,685     33,137,675
  Less accumulated depreciation....................................................     (7,073,154)    (5,054,868)
                                                                                     -------------  -------------
Net property, plant and equipment..................................................     28,535,531     28,082,807
                                                                                     -------------  -------------
    Total assets...................................................................  $  32,895,021  $  30,631,274
                                                                                     -------------  -------------

                                       LIABILITIES AND NET ASSETS ACQUIRED
Closure and post-closure liabilities...............................................  $   3,790,695  $   2,223,407
Financing agreements...............................................................      1,189,196             --
Capital leases payable.............................................................        270,808        294,793
                                                                                     -------------  -------------
    Total liabilities..............................................................      5,250,699      2,518,200
                                                                                     -------------  -------------
Net assets acquired................................................................  $  27,644,322  $  28,113,074
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

                              ENVIRITE CORPORATION
                                 MSG FACILITIES

              STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

                                                                                         FISCAL YEARS ENDED,
                                                                                     ----------------------------
                                                                                     DECEMBER 31,    JANUARY 1,
                                                                                         1994           1994
                                                                                     -------------  -------------
Sales..............................................................................  $  18,820,589  $  14,873,841
Direct operating costs and expenses:
  Cost of sales....................................................................     13,279,680     10,475,968
  Selling and administrative.......................................................      4,452,969      3,445,685
                                                                                     -------------  -------------
Operating profit...................................................................  $   1,087,940  $     952,188
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

                              ENVIRITE CORPORATION
                                 MSG FACILITIES
                         NOTES TO FINANCIAL STATEMENTS
        FOR THE FISCAL YEARS ENDED DECEMBER 31, 1994 AND JANUARY 1, 1994

1.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    On April 28, 1995, Envirite Corporation (Envirite) and County Disposal, Inc. (County) entered into an Asset Purchase Agreement (the Agreement) whereby County agreed to purchase from Envirite certain landfill facilities and waste transportation and collection equipment located in Livingston County, Illinois (Livingston Facility) and Wyandot County, Ohio (Wyandot Facility), all of the issued and outstanding capital stock of County Environmental Services, Inc., a wholly-owned subsidiary of Envirite, which owns and operates a landfill facility and waste transportation and collection equipment located in Clarion County, Pennsylvania (Clarion Facility) (collectively, the MSG Facilities), and certain related assets, and assume certain liabilities.

    The accompanying Statements of Net Assets Acquired present as of December 31, 1994 and January 1, 1994, the MSG Facilities' assets to be acquired and certain liabilities assumed (including those represented by the capital stock of County Environmental Services, Inc.) by County pursuant to the Agreement. Cash, income tax benefits and liabilities, and certain other assets and liabilities, related to the MSG Facilities will be retained by Envirite and are not included herein. Pursuant to the Agreement, County assumes certain other liabilities that are not required by generally accepted accounting principles to be recorded in these financial statements. The Statements of Revenue and Direct Operating
Expenses represent those revenues and expenses that are specifically identifiable to the MSG Facilities and do not include certain corporate expenses. As a result, the accompanying Statements are not intended to be a complete presentation of the MSG Facilities' assets and liabilities and results of operations had they been operated as a stand-alone entity.

ACCOUNTS RECEIVABLE

    Pursuant to the Agreement, accounts receivable represent amounts not greater than 60 days old. All other receivables are retained by Envirite.

WYANDOT TRUST FUND

    These amounts are held in trust to meet legal requirements for closure and post-closure obligations for the Wyandot Facility.

PROPERTY, PLANT, AND EQUIPMENT

    Costs associated with the acquisition and development of disposal sites are recorded as land and amortized as landfill capacity is consumed. Plant and equipment is depreciated under the straight-line method. Estimated useful lives are 15 to 35 years for buildings and 3 to 8 years for machinery and equipment. Depreciation and landfill amortization expense was $2,183,000 and $2,110,000 in 1994 and 1993, respectively.

    As of January 2, 1994, the Company changed the estimated useful lives of certain transportation assets from five to eight years. The effect of this change in useful lives was to increase the operating profit by $136,000 in 1994.

FISCAL YEAR

    The Company utilizes a 52 - 53 week fiscal year. There were 53 weeks in the 1993 fiscal year and 52 weeks in the 1994 fiscal year.

CLOSURE AND POST-CLOSURE COSTS

    The estimated costs associated with meeting regulatory requirements for the closure and post-closure monitoring of landfills are charged to expense as landfill capacity is consumed. Post-closure monitoring is

                              ENVIRITE CORPORATION
                                 MSG FACILITIES
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        FOR THE FISCAL YEARS ENDED DECEMBER 31, 1994 AND JANUARY 1, 1994

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) generally required for thirty years from the time the landfill is closed. These costs and landfill capacities are based on engineering estimates and are reviewed annually. Landfill closure and post-closure costs of $1,709,000 and $1,228,000 were expensed in 1994 and 1993, respectively.

    In accordance with regulatory requirements, Envirite provides financial assurance for closure and post-closure monitoring. These requirements are satisfied either by providing a letter of credit or funding a trust. In accordance with these requirements, Envirite had $3,239,000 of letters of credit outstanding at December 31, 1994 for these purposes and $1,029,770 is held in trust.

SELLING AND ADMINISTRATIVE EXPENSE

    Included in direct selling and administrative expense for the year ended December 31, 1994 is approximately $700,000 of one-time charges related to the disposition of the landfills.

2.  RENT EXPENSE
    Rent expense for leased office space and certain equipment was $386,000 and $259,000 in 1994 and 1993, respectively.

    Future annual rentals for these operating leases will be as follows:

1995............................................................  $ 597,170
1996............................................................    597,170
1997............................................................    484,016
1998............................................................    391,948
1999............................................................    166,332
                                                                  ---------
                                                                  $2,236,636
                                                                  ---------
                                                                  ---------

3.  CAPITAL LEASES
    Property, plant, and equipment includes leased property under capital leases as follows:

                                                                     DECEMBER 31,  JANUARY 1,
                                                                         1994         1994
                                                                     ------------  ----------
Machinery and equipment............................................   $  552,191   $  456,000
Less accumulated depreciation......................................      213,966      122,766
                                                                     ------------  ----------
                                                                      $  338,225   $  333,234
                                                                     ------------  ----------
                                                                     ------------  ----------

    Future minimum lease payments under these capital leases together with the present value of the minimum lease payments as of December 31, 1994 are as follows:

1995..............................................................  $ 138,649
1996..............................................................     88,124
1997..............................................................     44,221
1998..............................................................     23,261
1999..............................................................     13,572
                                                                    ---------
    Total minimum lease payments..................................    307,827
Less amount representing interest.................................    (37,019)
                                                                    ---------
Present value of minimum lease payments...........................  $ 270,808
                                                                    ---------
                                                                    ---------

                              ENVIRITE CORPORATION
                                 MSG FACILITIES
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        FOR THE FISCAL YEARS ENDED DECEMBER 31, 1994 AND JANUARY 1, 1994

4.  FINANCING AGREEMENTS
    Financing agreements are secured by certain equipment used at the MSG Facilities and are at interest rates ranging from 7.6% to 10.7% with monthly principal payments through July 1999. The amount of the liability is based on the purchased assets collateralizing the debt. County Environmental Services, Inc. is a guarantor of one financing agreement, a portion of which relates to the purchased assets. The amount of the guarantee not related to purchased assets is $430,000 as of November 8, 1995.

5.  ASSETS PLEDGED AS COLLATERAL
    At December 31, 1994, Envirite had a loan and security agreement providing for a revolving credit facility for $28,300,000 including cash borrowings and letters of credit (the "Revolving Credit Facility"). Collateral includes a security interest in accounts receivable and certain real property included in the accompanying financial statements and the stock of a subsidiary of Envirite.

6.  SUBSEQUENT EVENT
    As of November 8, 1995, the Wyandot and Clarion Facilities have been sold to County in accordance with the Agreement. Cash borrowings and irrevocable letters of credit under Envirite's Revolving Credit Facility at that date were $0 and $4,656,424, respectively.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Envirite Corporation

    We have audited the accompanying statement of revenue and direct operating expenses of the MSG Facilities of Envirite Corporation for the period January 1, 1995 to November 15, 1995. This financial statement is the responsibility of Envirite Corporation's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and direct operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

    As described in Note 1, the accompanying financial statement was prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission, as agreed to by representatives of the Commission, and is not intended to be a complete presentation of results of operations on a stand-alone basis of the MSG Facilities.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and direct operating expenses of the MSG Facilities of Envirite Corporation for the period January 1, 1995 to November 15, 1995, as described in Note 1, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 9, 1996

                              ENVIRITE CORPORATION
                                 MSG FACILITIES

               STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES

              FOR THE PERIOD JANUARY 1, 1995 TO NOVEMBER 15, 1995

Sales.......................................................................   $ 14,495,965
Direct operating costs and expenses:
  Cost of sales.............................................................     10,904,948
  Selling and administrative................................................      2,145,510
                                                                              --------------
Operating profit............................................................   $  1,445,507
                                                                              --------------
                                                                              --------------

                            See accompanying notes.

                              ENVIRITE CORPORATION
                                 MSG FACILITIES
                         NOTES TO FINANCIAL STATEMENTS
              FOR THE PERIOD JANUARY 1, 1995 TO NOVEMBER 15, 1995

1.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    On April 28, 1995, Envirite Corporation (Envirite) and County Disposal, Inc. (County) entered into an Asset Purchase Agreement (the Agreement) whereby County agreed to purchase from Envirite certain landfill facilities and waste transportation and collection equipment located in Livingston County, Illinois (Livingston Facility) and Wyandot County, Ohio (Wyandot Facility), all of the issued and outstanding capital stock of County Environmental Services, Inc., a wholly-owned subsidiary of Envirite, which owns and operates a landfill facility and waste transportation and collection equipment located in Clarion County, Pennsylvania (Clarion Facility) (collectively, the MSG Facilities), and certain related assets, and to assume certain liabilities.

    The Statement of Revenue and Direct Operating Expenses represents those revenues and expenses from January 1, 1995 to the dates of sale of the three facilities (June 8, 1995 for Clarion; August 1, 1995 for Wyandot; November 16, 1995 for Livingston) that are specifically identifiable to the MSG Facilities and do not include certain corporate expenses. As a result, the accompanying Statement is not intended to be a complete representation of the MSG Facilities' results of operations had they been operated as a stand-alone entity.

CLOSURE AND POST-CLOSURE COSTS

    The estimated costs associated with meeting regulatory requirements for the closure and post-closure monitoring of landfills are charged to expense as landfill capacity is consumed. Post-closure monitoring is generally required for thirty years from the time the landfill is closed. These costs and landfill capacities are based on engineering estimates and are reviewed annually. Landfill closure and post-closure costs of $1,472,000 were expensed in the period January 1, 1995 to November 15, 1995.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

2.  RENT EXPENSE
    Rent expense for leased office space and certain equipment was $482,000 for the period January 1, 1995 to November 15, 1995.

- ------------------------------------------------
                                ------------------------------------------------
- ------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              -------------------

                               TABLE OF CONTENTS

                                                          PAGE
                                                          -----
Prospectus Summary...................................           3
Risk Factors.........................................           6
The Company..........................................          14
Use of Proceeds......................................          14
Dividend Policy......................................          14
Dilution.............................................          15
Capitalization.......................................          16
Selected Consolidated Financial Data.................          17
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................          18
Business.............................................          25
Management...........................................          38
Certain Transactions.................................          42
Principal Stockholders...............................          43
Description of Capital Stock.........................          45
Shares Eligible for Future Sale......................          46
Underwriting.........................................          48
Legal Matters........................................          49
Experts..............................................          49
Additional Information...............................          49
Index to Financial Statements........................         F-1

                              -------------------

    UNTIL               , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,750,000 SHARES

                                     [LOGO]

                        AMERICAN DISPOSAL SERVICES, INC.

                                  COMMON STOCK

                               -----------------

                              P R O S P E C T U S

                               -----------------

                            OPPENHEIMER & CO., INC.

                                CS FIRST BOSTON

                                           , 1996

- ------------------------------------------------
                                ------------------------------------------------
- ------------------------------------------------
                                ------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table shows the expenses, other than underwriting discounts, which the Company expects to incur in connection with the issuance and distribution of the securities being registered under this registration statement. All expenses are estimated except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee................  $  15,268
Nasdaq entry fee...................................................      *
NASD filing fee....................................................      4,928
Blue Sky fees and expenses.........................................      *
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
Printing and engraving expenses....................................      *
Registrar and transfer agent's fee.................................      *
Miscellaneous......................................................      *
                                                                     ---------
    Total..........................................................  $   *
                                                                     ---------
                                                                     ---------

- ------------------------
*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the preceding two paragraphs, Section 145 requires that he be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145.

    Article Fifth of the Company's Certificate of Incorporation eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions, and Article Sixth requires indemnification of directors and officers of the Company, and for advancement of litigation expenses to the fullest extent permitted by Section 145. Article Sixth of the Company's By-laws provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 and other applicable laws as currently in effect and as they may be amended in the future.

    The Underwriting Agreement filed herewith as Exhibit 1.1 provides for indemnification of the directors, certain officers, and controlling persons of the Company by the Underwriters against certain civil liabilities, including liabilities under the Securities Act. The Company has also entered into agreements with its directors and executive officers providing for indemnification in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    As part of the Exchange, the Company issued an aggregate of 5,676,901 shares of its Common Stock, options to purchase 869,615 shares of Common Stock and Warrants to purchase 215,454 shares of Common Stock (after giving effect to the Stock Split) to the then stockholders, option holders and warrant holders, respectively, of ADS and CDI, effective as of January 1, 1996. No underwriters were engaged in connection with the foregoing sales of securities. Such sales were made in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended ("Securities Act"), relating to sales by an issuer not involving a public offering. All of the foregoing shares are deemed to be restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT NO.                                        DESCRIPTION OF EXHIBITS
- -----------  ----------------------------------------------------------------------------------------------------
        .11  Form of Underwriting Agreement*
       3.1   Restated Certificate of Incorporation of the Company
       3.2   Amendment to Restated Certificate of Incorporation
       3.3   By-laws of the Company
       4.1   Specimen Common Stock Certificate*
       5.1   Opinion of Proskauer Rose Goetz & Mendelsohn LLP*
      10.1   Credit Agreement dated as of May 30, 1996 among the Company, Internationale Nederlanden (U.S.)
              Capital Corporation, as administrative agent, and Morgan Guaranty Trust Company of New York, as documentation agent, and the other financial institutions party thereto*
      10.2   Registration Rights Agreement dated as of January 1, 1996 among the Company and certain of its stockholders
      10.3   Employment Agreement dated as of June 1, 1996 between the Company and Richard De Young*
      10.4   Employment Agreement dated January 26, 1993 between the Company and John J. McDonnell, as amended
      10.5   Employment Agreement dated May 16, 1995 between the Company and Richard T. Kogler

EXHIBIT NO.                                        DESCRIPTION OF EXHIBITS
- -----------  ----------------------------------------------------------------------------------------------------
      10.6   Employment Agreement dated June 2, 1995 between the Company and Ann L. Straw
      10.7   Employment Agreement dated May 3, 1994 between the Company and Lawrence R. Conrath
      10.8   American Disposal Services, Inc. 1996 Stock Option Plan*
      10.9   Form of Indemnification Agreement between the Company and its directors
      10.10  Form of Indemnification Agreement between the Company and its executive officers
      10.11  Form of Tax-Sharing Agreement between the Company and its executive officers*
      21.1   Subsidiaries of the Company*
      23.1   Consent of Ernst & Young LLP
      23.2   Consent of Ernst & Young LLP
      23.3   Consent of Arthur Andersen LLP
      23.4   Consent of Proskauer Rose Goetz & Mendelsohn LLP (included in exhibit 5.1)*
      24.1   Powers of Attorney are set forth on the signature page hereof

- ------------------------
(*) To be filed by Amendment.

    (b) Financial Statement Schedules

        None

ITEM 17.  UNDERTAKINGS.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement (filed herewith as Exhibit 1.1) certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described above in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted against the Registrant by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, State of Illinois, on May 31, 1996.

                                          AMERICAN DISPOSAL SERVICES, INC.

                                          By:        /s/ RICHARD DE YOUNG

                                             -----------------------------------
                                                      Richard De Young
                                                          PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Richard De Young, Scott H. Flamm and Ann L. Straw, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ----------------------------------------  ---------------
                 /s/ DAVID C. STOLLER                   Chairman and Director                      May 31, 1996
     -------------------------------------------         (principal executive officer)
                   David C. Stoller

                 /s/ RICHARD DE YOUNG                   President and Director                     May 31, 1996
     -------------------------------------------
                   Richard De Young

                  /s/ SCOTT H. FLAMM                    Senior Vice President, Chief Financial     May 31, 1996
     -------------------------------------------         Officer and Director (principal
                    Scott H. Flamm                       financial officer)

               /s/ LAWRENCE R. CONRATH                  Vice President and Controller (principal   May 31, 1996
     -------------------------------------------         accounting officer)
                 Lawrence R. Conrath

                /s/ MERRIL M. HALPERN                   Director                                   May 31, 1996
     -------------------------------------------
                  Merril M. Halpern

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ----------------------------------------  ---------------
                /s/ A. LAWRENCE FAGAN                   Director                                   May 31, 1996
     -------------------------------------------
                  A. Lawrence Fagan

             /s/ RICHARD T. HENSHAW, III                Director                                   May 31, 1996
     -------------------------------------------
               Richard T. Henshaw, III

                /s/ G. T. BLANKENSHIP                   Director                                   May 31, 1996
     -------------------------------------------
                  G. T. Blankenship

                  /s/ NORMAN STEISEL                    Director                                   May 31, 1996
     -------------------------------------------
                    Norman Steisel

                               INDEX TO EXHIBITS

EXHIBIT NO.                                    DESCRIPTION OF EXHIBITS                                      PAGE
- -----------  -------------------------------------------------------------------------------------------  ---------
       1.1   Form of Underwriting Agreement*
       3.1   Restated Certificate of Incorporation of the Company
       3.2   Amendment to Restated Certificate of Incorporation
       3.3   By-laws of the Company
       4.1   Specimen Common Stock Certificate*
       5.1   Opinion of Proskauer Rose Goetz & Mendelsohn LLP*
      10.1   Credit Agreement dated as of May 30, 1996 among the Company, Internationale Nederlanden
              (U.S.) Capital Corporation, as administrative agent, and Morgan Guaranty Trust Company of
              New York, as documentation agent, and the other financial institutions party thereto*
      10.2   Registration Rights Agreement dated as of January 1, 1996 among the Company and certain of its stockholders
      10.3   Employment Agreement dated as of June 1, 1996 between the Company and Richard De Young*
      10.4   Employment Agreement dated January 26, 1993 between the Company and John J. McDonnell, as amended
      10.5   Employment Agreement dated May 16, 1995 between the Company and Richard T. Kogler
      10.6   Employment Agreement dated June 2, 1995 between the Company and Ann L. Straw
      10.7   Employment Agreement dated May 3, 1994 between the Company and Lawrence R. Conrath
      10.8   American Disposal Services, Inc. 1996 Stock Option Plan*
      10.9   Form of Indemnification Agreement between the Company and its directors
      10.10  Form of Indemnification Agreement between the Company and its executive officers
      10.11  Form of Tax-Sharing Agreement between the Company and its executive officers*
      21.1   Subsidiaries of the Company*
      23.1   Consent of Ernst & Young LLP
      23.2   Consent of Ernst & Young LLP
      23.3   Consent of Arthur Andersen LLP
      23.4   Consent of Proskauer Rose Goetz & Mendelsohn LLP (included in exhibit 5.1)*
      24.1   Powers of Attorney are set forth on the signature page hereof

- ------------------------
(*) To be filed by Amendment.